Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
by and among
iPIPELINE HOLDINGS, INC.
ROPER TECHNOLOGIES, INC.,
PROJECT PURPOSE MERGER SUB INC.
and
THOMA BRAVO, LLC, as Representative
of the Stockholders and Optionholders

August 5, 2019

i

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		26
5.01	Organization and Corporate Power	26
5.02	Authorization	26
5.03	No Violation	26
5.04	Governmental Bodies; Consents	26
5.05	Litigation	26
5.06	Brokerage	26
5.07	Investment Representation	26
5.08	Available Financing	26
5.09	Purpose	27
5.10	Solvency	27
5.11	Non-Reliance	27
ARTICLE VI COVENANTS OF THE COMPANY		27
6.01	Conduct of the Business	27
6.02	Access to Books and Records	28
6.03	Regulatory Filings	28
6.04	Conditions	29
6.05	Exclusive Dealing	29
6.06	Termination of Certain Agreements	29
ARTICLE VII COVENANTS OF PARENT		29
7.01	Access to Books and Records	29
7.02	Director and Officer Liability and Indemnification	30
7.03	Employee Matters	30
7.04	Regulatory Filings	31
7.05	Conditions	31
7.06	Acknowledgment of Parent and Merger Sub	31
ARTICLE VIII TERMINATION		32
8.01	Termination	32
8.02	Effect of Termination	33
ARTICLE IX ADDITIONAL COVENANTS		33
9.01	Tax Matters	33
9.02	280G	34
9.03	Further Assurances	34
9.04	401(k) Plan Termination	34
9.05	Disclosure Generally	34
9.06	Provision Respecting Legal Representation	34
ARTICLE X DEFINITIONS		35
10.01	Definitions	35
10.02	Other Definitional Provisions	41
10.03	Cross Reference of Other Definitions	41
ARTICLE XI MISCELLANEOUS		43
11.01	Non-Survival of Representations and Warranties	43
11.02	Press Releases and Communications	43
11.03	Expenses	43
11.04	Notices	44
11.05	Assignment	44

11.06	Severability	45
11.07	References	45
11.08	Construction	45
11.09	Amendment and Waiver	45
11.10	Complete Agreement	45
11.11	Third Party Beneficiaries	46
11.12	CONSENT TO JURISDICTION AND SERVICE OF PROCESS	46
11.13	Waiver of Trial by Jury	46
11.14	Parent Deliveries	46
11.15	Electronic Delivery	46
11.16	Counterparts	46
11.17	Governing Law	47
11.18	Remedies	47
11.19	Payments Under Agreement	47
11.20	Appointment of the Representative	47
11.21	Non-Recourse; Release	48

EXHIBITS

Exhibit A-1	Form of Management Restrictive Covenant Agreement
Exhibit A-2	Form of Investor Restrictive Covenant Agreement
Exhibit B	Form of Certificate of Merger
Exhibit C	Form of Letter of Transmittal
Exhibit D	Sample Working Capital Statement
Exhibit E	FIRPTA Certificate
Exhibit F	Form of Written Consent

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of August 5, 2019, is made by and among iPipeline Holdings, Inc., a Delaware corporation (the "Company"), Roper Technologies, Inc., a Delaware corporation ("Parent"), Project Purpose Merger Sub Inc., a Delaware corporation and wholly-owned Subsidiary of Parent ("Merger Sub"), and Thoma Bravo, LLC, a Delaware limited liability company, solely in its capacity as representative for the Company's Stockholders and Optionholders (the "Representative"). Capitalized terms used and not otherwise defined herein have the meanings set forth in Article X below.

WHEREAS, the board of directors of each of Parent, Merger Sub and the Company has approved and declared advisable the merger of Merger Sub with and into the Company (the "Merger"), pursuant to which the Company will continue as the surviving corporation and as a wholly owned Subsidiary of Parent, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the "DGCL");

WHEREAS, the board of directors of each of Parent and the Company has determined that the Merger is in furtherance of and consistent with their respective business strategies and is in the best interest of their respective stockholders, and Parent has approved this Agreement and the Merger as the sole stockholder of Merger Sub;

WHEREAS, pursuant to the Merger, among other things, all of the issued and outstanding capital stock of the Company immediately prior to the Effective Time (except as otherwise expressly provided herein) will be converted into the right to receive the Merger Consideration as provided herein;

WHEREAS, as a condition to Parent's willingness to enter into this Agreement, the Company or Representative will deliver contemporaneously with the execution and delivery of this Agreement, (a) a restrictive covenant agreement in the form of Exhibit A-1 (the "Management Restrictive Covenant Agreement") that has been executed and delivered by the Stockholders set forth on Schedule 1.01(a) and (b) a restrictive covenant agreement in the form of Exhibit A-2 (the "Investor Restrictive Covenant Agreement" and, together with the Management Restrictive Covenant Agreement, the "Restrictive Covenant Agreements") that has been executed and delivered by the Stockholders set forth on Schedule 1.01(b); and

WHEREAS, the parties to this Agreement desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article 1
THE MERGER

1.01     The Merger

(a)Subject to the terms and conditions hereof, at the Effective Time, Merger Sub will merge with and into the Company in accordance with the DGCL, whereupon the separate existence of Merger Sub will cease, and the Company will continue as the surviving corporation (the "Surviving Corporation") following the Merger, and as a wholly owned Subsidiary of Parent.

(b)At the Closing, the Company and Merger Sub will cause a certificate of merger substantially in the form of Exhibit B attached hereto to be executed and filed with the Secretary of State of the State of Delaware (the "Certificate of Merger") and make all other filings or recordings required by the DGCL in connection with the Merger. The Merger will become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such other time as Parent and the Company will agree and specify in the Certificate of Merger (the time the Merger becomes effective being the "Effective Time").

(c)From and after the Effective Time, the Surviving Corporation will succeed to all the assets, rights, privileges, powers and franchises and be subject to all of the Liabilities, restrictions and duties of the Company and Merger Sub, all as provided under the DGCL.

1.02     Conversion of Company Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

(a)As set forth on the Consideration Schedule, each Series A Preferred Share issued and outstanding immediately prior to the Effective Time (other than any Series A Preferred Shares to be canceled pursuant to Section 1.02(g) and Dissenting Shares) will be converted into the right to receive (i) an amount in cash equal to the Liquidation Value (as such term is defined in the Certificate of Incorporation) of such Series A Preferred Share, together with the accrued and unpaid dividends thereon through the Closing Date (determined in accordance with the Certificate of Incorporation), payable to the holder thereof in accordance with Section 1.03 below (the aggregate consideration to which holders of Series A Preferred Shares become entitled pursuant to this Section 1.02(a) (i) is referred to herein as the "Series A Preferred Merger Consideration") plus (ii) an amount in cash equal to (x) the number of Common Shares into which such Series A Preferred Share would convert in accordance with the Certificate of Incorporation if such Series A Preferred Share was converted into Common Shares immediately prior to the Effective Time, multiplied by (y) the Per Share Portion of the Final Residual Cash Consideration; provided that (A) at the Closing, the amount to be paid with respect to each Series A Preferred Share with respect to this clause (ii) will be based upon the Closing Residual Cash Consideration, payable to the holder thereof in accordance with Section 1.03 below, plus (iii) the Per Share Portion of the remaining balance of the Adjustment Escrow Amount, if and when released pursuant to Section 1.10, plus (iv) the Per Share Portion of the remaining balance of the Representative Reserve Fund, if and when released pursuant to Section 1.14 (the aggregate consideration to which holders of Series A Preferred Shares become entitled pursuant to clauses (ii) through (iv) of this Section 1.02(a) is referred to herein as the "Series A Common Merger Consideration") and (B) a holder of a Series A Preferred Share shall not be entitled to receive any of his, her or its Series A Preferred Share Merger Consideration or the Series A Common Merger Consideration unless and until such holder has executed and delivered to Parent a Letter of Transmittal and otherwise complied with Section 1.03.

(b)As set forth on the Consideration Schedule, each Common Share issued and outstanding immediately prior to the Effective Time (other than Common Shares to be canceled pursuant to Section 1.02(g) and Dissenting Shares) will be converted into the right (i) to receive an amount in cash equal to the Per Share Portion of the Final Residual Cash Consideration, plus (ii) the Per Share Portion of the remaining balance of the Adjustment Escrow Amount, if and when released pursuant to Section 1.10, plus (iii) the Per Share Portion of the remaining balance of the Representative Reserve Fund, if and when released pursuant to Section 1.14; provided that (A) at the Closing, the amount to be paid with respect to each Common Share will be based upon the Closing Residual Cash Consideration, payable to the holder thereof in accordance with Section 1.03 below and (B) a holder of a Common Share shall not be entitled to receive any of his, her or its Common Merger Consideration unless and until such holder has executed and delivered to Parent a Letter of Transmittal and otherwise complied with Section 1.03. The aggregate consideration to which holders of Common Shares become entitled pursuant to this Section 1.02(b) is referred to herein as the "Common Merger Consideration" and, together with the Series A Preferred Merger Consideration, the Series A Common Merger Consideration and the Option Merger Consideration, the "Merger Consideration".

(c)For purposes of this Agreement, the term "Closing Residual Cash Consideration" means (i) $1,625,000,000 (the "Base Consideration"), minus (ii) the Series A Preferred Merger Consideration, minus (iii) the amount of Indebtedness outstanding as of the Reference Time; provided that, for the sake of clarity and notwithstanding the Reference Time definition, such amount will be calculated to include any premium or other fee, penalty or cost of any kind, character or description to be paid in respect of such amount by virtue of the Closing, if any, plus (iv) the amount of Cash as of the Reference Time, minus (v) the aggregate amount of the unpaid Transaction Expenses as of the Reference Time (provided, that, for the sake of clarity and notwithstanding the definition of Reference Time, such amount will be calculated to include any amount required to be paid by virtue of the Closing), plus (vi) the aggregate exercise price of the Options (excluding Options cancelled for no consideration pursuant to Section 1.04), plus (vii) if Company Working Capital as of the Reference Time is greater than the Upper Target, an amount equal to the result of the absolute value of (A) the Company Working Capital as of the Reference Time, minus (B) the Upper Target, minus (viii) if Company Working Capital as of the Reference Time is less than the Lower Target, an amount equal to the result of the absolute value of (A) the Lower Target, minus (B) the Company Working Capital as of the Reference Time (provided, that for purposes of the foregoing clauses (vii) and (viii), to the extent the Company Working Capital as of as of the Reference Time is less than the Upper Target and greater than the Lower Target, no adjustment shall be made to the Closing Residual Cash Consideration), minus (ix) the Adjustment Escrow Amount, minus (x) the Representative Reserve Fund, in each case of the foregoing clauses (i) through (x), in each case as determined by the Company in good faith and set forth in the Closing Residual Cash Consideration Calculation.

(d)For purposes of this Agreement, the term "Final Residual Cash Consideration" means the Closing Residual Cash Consideration as finally determined pursuant to Section 1.10.

(e)For purposes of this Agreement, the term "Per Share Portion" means a fraction, the numerator of which is one, and the denominator of which is the sum of (i) the aggregate number of Common Shares (other than Common Shares to be canceled pursuant to Section 1.02(g)), plus (ii) the aggregate number of Common Shares which would be issued and outstanding if all Series A Preferred Shares that are issued and outstanding immediately prior to the Effective Time were converted to Common Shares as of immediately prior to the Effective Time in accordance with the Certificate of Incorporation, plus (iii) the aggregate number of Common Shares issuable upon exercise of all Options (excluding Options cancelled for no consideration pursuant to Section 1.04), in each case as of immediately prior to the Effective Time.
(f)For purposes of this Agreement, the term "Options" means all employee options to acquire Common Shares which are vested (if applicable) and exercisable (or will become vested and exercisable as a result of the transactions contemplated hereby (whether pursuant to the terms of such options or at the election of the Company's board of directors)), as of immediately prior to the Effective Time.

(g)Each Company Share held immediately prior to the Effective Time by the Company as treasury shares, by any of the Company's Subsidiaries, by Parent or Merger Sub will be canceled and no payment will be made with respect thereto.

(h)Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into and become one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

1.03     Letters of Transmittal; Exchange of Certificates.

(a)The Paying Agent will act as paying agent in effecting the exchange of the applicable Merger Consideration for the Company Shares entitled to payment pursuant to Section 1.02. On or promptly following the Closing Date, the Paying Agent will pay (from the funds deposited with the Paying Agent pursuant to Section 2.01(b)) each holder of Company Shares (each, a "Stockholder") who has surrendered his, her or its certificates representing such Company Shares (if such Company Shares are certificated) and delivered a duly executed and completed letter of transmittal substantially in the form of Exhibit C attached hereto (a "Letter of Transmittal"), representing the number of Company Shares held by such Stockholder to the Paying Agent, the amount of Merger Consideration to which he, she or it is entitled under Section 1.02. Surrendered certificates will forthwith be cancelled. Until so surrendered and exchanged by delivery of a Letter of Transmittal in accordance with this Section 1.03, each Company Share will represent from and after the Effective Time solely the right to receive the Merger Consideration into which the shares it theretofore represented will have been converted pursuant to Section 1.02. Notwithstanding the foregoing, if any such certificate will have been lost, stolen or destroyed, then, upon the making of an affidavit of such fact by the Stockholder claiming such certificate to be lost, stolen or destroyed, and delivery of an otherwise duly completed and executed Letter of Transmittal, the Paying Agent will issue, subject to the conditions set forth in, and otherwise in accordance with, this Agreement and the Letter of Transmittal, in exchange for such lost, stolen or destroyed certificate, the Merger Consideration to be paid in respect of the Company Shares represented by such certificate, as contemplated by this Section 1.03; provided, however, that the Surviving Corporation may, in its discretion and as a condition precedent to the payment of any Merger Consideration to such Stockholder, require such Stockholder to provide a customary indemnity for the benefit of the Surviving Corporation and its Affiliates against any claim that may be made against the Surviving Corporation or its Affiliates with respect to such lost, stolen or destroyed certificate. After the Closing Date, there will be no transfers on the share transfer books of the Surviving Corporation of Company Shares that were outstanding immediately prior to the Closing Date. If, after the Closing Date, certificates representing such Company Shares are presented to the Surviving Corporation, they will be canceled and exchanged as provided in this Section 1.03. No interest will be paid or will accrue on the Merger Consideration payable upon surrender of any Company Shares. All Merger Consideration paid upon the surrender of Company Shares in accordance with the terms of this Section 1.03(a) will be deemed to have been paid in full satisfaction of all rights pertaining to such Company Shares. None of the Paying Agent, Parent, Merger Sub or the Company will be liable to any Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(b)Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 1.03(a) (and any interest or other income earned thereon) that remains unclaimed by the Stockholders twelve (12) months after the Effective Time, will be returned to Parent, upon demand, and any such Stockholder who has not exchanged such Company Shares for the Merger Consideration in accordance with this Section 1.03 prior to that time will thereafter look only to Parent and the Surviving Corporation for payment of the Merger Consideration in respect of such Company Shares without any interest thereon.

1.04     Options; Restricted Shares. The Company will cause all Options to be automatically canceled as of the Effective Time, at which time (a) each holder of an Option (an "Optionholder") will be entitled, as set forth on the Consideration Schedule, to receive from Parent an amount in cash equal to the product of (i) the excess of the Per Share Portion of the Final Residual Cash Consideration over the applicable exercise price per share of such Option, multiplied by (ii) the number of Company Shares such holder could have purchased if such holder had exercised such Option in full immediately prior to the Effective Time, less applicable Taxes withheld; provided that at the Closing the amount to be paid with respect to each Option will be based upon the Closing Residual Cash Consideration, payable to the holder thereof in accordance with this Section 1.04. For any Options for which the exercise price of such Option is greater than or equal to the Per Share Portion of the Final Residual Cash Consideration allocable to such Option, such Option will be terminated for no consideration. The aggregate consideration to which Optionholders become entitled pursuant to this Section 1.04 is collectively referred to herein as the "Option Merger Consideration." Parent will cause the Surviving Corporation or one of its Subsidiaries to pay the Option Merger Consideration to the Optionholders promptly, and in any event within five (5) Business Days, following the Closing Date through the Surviving Corporation's or the applicable Subsidiary's payroll. Parent will cause the Surviving Corporation or the applicable Subsidiary to make timely payment to the appropriate taxing authority or authorities of any amounts withheld from payment to the Optionholders under this Section 1.04.

(b)The Company shall, as of immediately prior to the Effective Time, cause any vesting requirements or other restrictions on any Options or Restricted Shares then issued and outstanding to lapse or otherwise terminate as of immediately prior to the Effective Time, and all Restricted Shares shall be treated as Common Shares for all purposes of this Agreement, including for the avoidance of doubt, Section 1.02 and the calculation of "Per Share Portion".

1.05     Certificate of Incorporation. The certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, will be amended at the Effective Time to change the corporate name set forth therein to "iPipeline Holdings, Inc." and, as so amended, will be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable Law.

1.06     Bylaws. The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, will be amended at the Effective Time to change the corporate name set forth therein to "iPipeline Holdings, Inc." and, as so amended, will be the Bylaws of the Surviving Corporation until amended in accordance with applicable Law.

1.07     Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed in accordance with the certificate of incorporation and bylaws of the Surviving Corporation and applicable Law, (a) the directors of Merger Sub at the Effective Time will be the directors of the Surviving Corporation and (b) the officers of Merger Sub at the Effective Time will be the officers of the Surviving Corporation.

1.08    Calculation of Closing Residual Cash Consideration. At least two (2) Business Days prior to the Closing Date, the Company will deliver to Parent its good faith calculation of the Closing Residual Cash Consideration, together with a reasonably detailed computation of each component thereof and reasonable supporting documentation (the "Closing Residual Cash Consideration Calculation"), which will be, in the case of Company Working Capital, in substantially the same form (including the same line items and only such line items) as, and consistent with the Sample Working Capital Statement attached hereto as Exhibit D (the "Sample Working Capital Statement"), and which Closing Residual Cash Consideration Calculation shall be prepared in accordance with this Agreement, the defined terms herein and the Accounting Principles. Representative shall provide Parent and its representatives with reasonable opportunity to review and propose comments to the Closing Residual Cash Consideration Calculation and shall consider Parent's comments thereon in good faith to the extent received at least two (2) Business Days prior to the Closing.

1.09     Consideration Schedule. At least two Business Days prior to the Closing Date, the Company will deliver to Parent a statement (the "Consideration Schedule") setting forth each Stockholder's aggregate Per Share Portion with respect to such Stockholder's Company Shares and each Optionholder's aggregate Per Share Portion with respect to such Optionholder's

Options, in each case, of (a) the Closing Residual Cash Consideration, (b) the Representative Reserve Fund, and (c) the Adjustment Escrow Account. Notwithstanding anything to the contrary in this Agreement or any knowledge possessed or acquired by or on behalf of Parent or the Surviving Corporation or any of their respective Affiliates, it is expressly acknowledged and agreed that Parent, Merger Sub, the Surviving Corporation and their respective Affiliates will be entitled to rely on the allocation of the Merger Consideration among the Stockholders and the Optionholders set forth in the Consideration Schedule, without any obligation to investigate or verify the accuracy or correctness thereof, and to make payments in accordance therewith, and in no event will Parent, Merger Sub, the Surviving Corporation or any of their respective Affiliates have any Liability to any Person (including the Representative and any of the Stockholders and Optionholders) in connection with any claims relating to any misallocation of the Merger Consideration among the Stockholders and the Optionholders set forth in the Consideration Schedule, any determination by the Representative in connection therewith, or payments made by any Person (including Parent, Merger Sub, the Surviving Corporation, the Escrow Agent, the Paying Agent and their respective Affiliates) in accordance therewith.

1.10     Final Residual Cash Consideration.

(a)As promptly as possible, but in any event within 75 days after the Closing Date, Parent will deliver to the Representative its good faith calculation of the Final Residual Cash Consideration (the "Closing Statement"), together with a reasonably detailed computation of each component thereof, setting forth Parent's calculations which will be, in the case of Company Working Capital, in substantially the same form (including the same line items) as the Sample Working Capital Statement attached hereto as Exhibit D. The Closing Statement will, with respect to all of the amounts taken into account in calculating the Final Residual Cash Consideration (as well as the Final Residual Cash Consideration resulting therefrom), be prepared in accordance with the applicable definitions in this Agreement. The Closing Statement will entirely disregard (x) any and all effects on the assets or Liabilities of the Company and its Subsidiaries as a result of the transactions contemplated hereby or of any financing or refinancing arrangements entered into at any time by Parent or the Surviving Corporation or any other transaction entered into by Parent or the Surviving Corporation in connection with the consummation of the transactions contemplated hereby, and (y) any of the plans, transactions or changes which Parent intends to initiate or make or cause to be initiated or made after the Closing with respect to the Surviving Corporation and its Subsidiaries or their business or assets, or any facts or circumstances that are unique or particular to Parent or any of its assets or Liabilities.

(b)Parent will, and will cause the Surviving Corporation and its Subsidiaries to, (i) reasonably assist the Representative and its representatives in the review of the Closing Statement and provide the Representative and its representatives with reasonable access during normal business hours to the books, records (including work papers, schedules, memoranda and other documents), supporting data, facilities and employees of the Surviving Corporation and its Subsidiaries for purposes of their review of the Closing Statement, and (ii) reasonably cooperate with the Representative and its representatives in connection with such review, including providing on a timely basis all other information necessary or useful in connection with the review of the Closing Statement as is reasonably requested by the Representative or its representatives. If the Representative has any objections to the Closing Statement, the Representative will deliver to Parent a written statement setting forth its objections thereto (an "Objections Statement"), which statement will identify in reasonable detail those items to which the Representative objects (the "Disputed Items") and the Representative's good faith calculation thereof. If an Objections Statement is not delivered to Parent within 30 days after delivery of the Closing Statement to the Representative, the Closing Statement as prepared by Parent will be final, binding and non-appealable by the parties hereto. If an Objections Statement is delivered to Parent, the Representative and Parent will negotiate in good faith to resolve in writing the Disputed Items and all such discussions related thereto will (unless otherwise agreed by Parent and the Representative in writing) be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state rule, but if they do not reach a final resolution within 30 days (or such longer period as Parent and Representative may agree in writing) after the delivery of the Objections Statement to Parent, the Representative and Parent will submit any unresolved Disputed Items (and only such matters) to a mutually agreeable nationally recognized accounting firm independent to both the Representative and Parent (other than a so‑called "Big Four" accounting firm) with expertise in resolving disputes of this nature (the "Accounting Firm") for review and resolution. The Representative and Parent will instruct the Accounting Firm to make a final determination of the Disputed Items in accordance with the guidelines and procedures set forth in this Agreement. Parent and the Representative will cooperate with the Accounting Firm during the term of its engagement and will instruct the Accounting Firm not to, and the Accounting Firm will not, assign a value to any item in dispute greater than the greatest value for such item assigned by Parent, on the one hand, or the Representative, on the other hand, or less than the smallest value for such item assigned by Parent, on the one hand, or the Representative, on the other hand. Parent and the Representative will also instruct the Accounting Firm to, and the Accounting Firm will, make its determination based solely on presentations by Parent and the Representative that are in accordance with the guidelines and procedures set forth in this Agreement (i.e., not on the basis of an independent review). The Closing Statement and the Final Residual Cash Consideration resulting therefrom will become final and binding on the parties hereto on the date the Accounting Firm delivers its final resolution in writing to Parent and the Representative (which final resolution will be requested by the parties to be delivered not more than 30 days following submission of the Disputed Items), and such resolution by the Accounting Firm will not be subject to court review or otherwise be appealable. The fees, costs and expenses of the Accounting Firm will be allocated between Parent, on the one hand, and the

Representative (on behalf of the Stockholders and Optionholders), on the other hand, based upon the percentage which the portion of the contested amount not awarded to Parent, on the one hand, and the Representative (on behalf of the Stockholders and Optionholders), on the other hand, bears to the amount actually contested by such Person, as determined by the Accounting Firm. For example, if the Representative claims that the Final Residual Cash Consideration is one thousand dollars ($1,000) greater than the amount determined by Parent, and Parent contests only five hundred dollars ($500) of the amount claimed by the Representative, and if the Accounting Firm ultimately resolves the dispute by awarding the Representative (on behalf of the Stockholders and Optionholders) three hundred dollars ($300) of the five hundred dollars ($500) contested, then the costs and expenses of the Accounting Firm will be allocated sixty percent (60%) (i.e., 300 ÷ 500) to Parent and forty percent (40%) (i.e., 200 ÷ 500) to the Representative (on behalf of the Stockholders and Optionholders).

(c)If the Final Residual Cash Consideration as finally determined pursuant to Section 1.10(b) is greater than the Closing Residual Cash Consideration (such amount, the "Excess Consideration"), then, within five (5) Business Days after the determination of the Final Residual Cash Consideration, (x) Parent will pay an amount equal to the lesser of (A) the Excess Consideration and (B) an amount of cash equal to the Adjustment Escrow Amount, and (y) Parent and the Representative shall deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent to release from the Adjustment Escrow Account all of the funds then deposited in such account, in each case, as directed by the Representative, (i) to the Paying Agent (for the benefit of the Stockholders), by wire transfer of immediately available funds, an amount equal to the portion of the aggregate amounts described in the foregoing clauses (x) and (y) allocable to the Stockholders, and the Paying Agent will pay to the Stockholders such amount as directed by the Representative (according to each such Stockholder's aggregate Per Share Portion with respect to such Stockholder's Company Shares) pursuant to the payment instructions set forth in each such Stockholder's Letter of Transmittal, and (ii) to the Surviving Corporation or one of its Subsidiaries (for the benefit of the Optionholders), by wire transfer of immediately available funds, an amount equal to the portion of the aggregate amounts described in the foregoing clauses (x) and (y) allocable to the Optionholders, and the Surviving Corporation or such Subsidiary will pay to the Optionholders (less applicable Taxes withheld) such amount (according to each such Optionholder's aggregate Per Share Portion with respect to such Optionholder's Options) through the Surviving Corporation's or the applicable Subsidiary's payroll. In no event will Parent, the Surviving Corporation or any of their respective Affiliates be liable to Representative, the Stockholders or the Optionholders under this Section 1.10 for any amounts in excess of an amount of cash equal to the Adjustment Escrow Amount.

(d)If the Final Residual Cash Consideration as finally determined pursuant to Section 1.10(b) is less than the Closing Residual Cash Consideration (such amount, the "Shortfall Consideration"), then, within five (5) Business Days after the determination of the Final Residual Cash Consideration, Parent and the Representative shall deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent to (i) release from the Adjustment Escrow Account to Parent an amount equal the lesser of (A) the Shortfall Consideration and (B) all of the funds then deposited in the Adjustment Escrow Account, and (ii) if any amount remains in the Adjustment Escrow Account following such payment described in the foregoing clause (i), release such remaining amount out of the Adjustment Escrow Account as follows (x) to the Paying Agent (for the benefit of the Stockholders) by wire transfer of immediately available funds, an amount equal to the portion of such remaining amounts allocable to the Stockholders, and the Paying Agent will pay to the Stockholders such amount as directed by the Representative (according to each such Stockholder's aggregate Per Share Portion with respect to such Stockholder's Common Shares) pursuant to the payment instructions set forth in each such Stockholder's Letter of Transmittal, and (y) to the Surviving Corporation or one of its Subsidiaries (for the benefit of the Optionholders), by wire transfer of immediately available funds, an amount equal to the portion of such remaining amount allocable to the Optionholders (less applicable Taxes withheld), and the Surviving Corporation or such Subsidiary will pay to the Optionholders such amount (according to each such Optionholder's aggregate Per Share Portion with respect to such Optionholder's Options) through the Surviving Corporation's or the applicable Subsidiary's payroll. In no event will the Representative or the Stockholders be liable to Parent or its Affiliates under this Section 1.10 for any amounts in excess of the Adjustment Escrow Amount.

(e)All payments required pursuant to Section 1.10(c) and Section 1.10(d) will be deemed to be adjustments for Tax purposes to the Closing Residual Cash Consideration.

1.11     The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") will take place via the electronic exchange of documents and signature pages on the third (3rd) Business Day following satisfaction or waiver of the conditions set forth in Section 3.01 and Section 3.02 (other than those conditions which by their terms or nature are to be performed or satisfied at the Closing; provided that such conditions are satisfied (or waived by the Person entitled to the benefit thereof) at the Closing). The date of the Closing is herein referred to as the "Closing Date."

1.12     Appraisal Rights. Each issued and outstanding Company Share that is held by a Stockholder who has not voted in favor of the Merger or consented thereto in writing or executed an enforceable waiver of appraisal rights to the extent permitted by applicable Law and, in the case of any Person required to have exercised appraisal rights under Section 262 of the DGCL as of the Effective Time of the Merger in order to preserve such rights, with respect to which appraisal rights under the DGCL have been properly exercised, will not be converted into the right to receive any portion of the applicable Merger Consideration and will be converted into the right to receive payment from the Surviving Corporation with respect thereto as provided by the DGCL, unless and until the holder of any such Company Share will have failed to perfect or will have effectively withdrawn or lost his, her or its right to appraisal and payment under the DGCL, in which case such Company Share will thereupon be deemed, as of the Effective Time, to have been cancelled and retired and to have ceased to exist and been converted into the right to receive, upon surrender of such certificate and the delivery of a duly executed and completed Letter of Transmittal in accordance with Section 1.03, a portion, without interest, in accordance with this Agreement, of the Merger Consideration payable with respect to such Company Share. From and after the Effective Time, no Stockholder who has demanded appraisal rights will be entitled to vote his, her or its Company Shares for any purpose or to receive payment of dividends or other distributions on his, her or its Company Shares (except dividends or other distributions payable to Stockholders of record at a date prior to the Effective Time, or dividends that accrued thereon prior to the Effective Time). Company Shares for which appraisal rights have been properly exercised, and not subsequently withdrawn, lost or failed to be perfected, are referred to herein as "Dissenting Shares". Parent will be entitled to retain any Merger Consideration that otherwise would have been paid in respect of the pending resolution of the appraisal claims of such holders, and, subject to this Section 1.12, no Stockholder shall be entitled to any portion of such retained Merger Consideration until such claim is resolved or is no longer pending.

1.13     Adjustment Escrow Account. At the Closing, Parent shall pay an amount equal to $2,000,000 (the "Adjustment Escrow Amount") to Acquiom Clearinghouse LLC (the "Escrow Agent") to be held and delivered by the Escrow Agent in accordance with the terms and provisions of an escrow agreement to be entered into among Parent, the Representative and the Escrow Agent in form and substance mutually acceptable to Parent, the Representative and the Escrow Agent (the "Escrow Agreement"). The Adjustment Escrow Amount shall be placed in a single escrow account (the "Adjustment Escrow Account") for disbursement pursuant to this Agreement and the Escrow Agreement. The Adjustment Escrow Amount shall be established for purposes of any Shortfall Consideration, as set forth in Section 1.10(d).

1.14     Representative Reserve Fund. An amount in cash equal to $250,000 (the "Representative Reserve Fund") will be withheld from the Closing Residual Cash Consideration at Closing and will be paid by Parent to the Representative pursuant to payment instructions delivered by the Representative to Parent. The Representative Reserve Fund will be retained by the Representative and will be used by the Representative solely to satisfy costs or expenses incurred by the Representative hereunder (including with respect to any costs or expenses incurred in connection with the adjustment provisions contained in Section 1.10) and to pay any expenses of the Representative in connection with its acting as the Representative pursuant to this Agreement. The Representative Reserve Fund will be retained by the Representative until such time as the Representative will determine in its sole discretion, provided that the Representative Reserve Fund will be retained until at least the Final Residual Cash Consideration has been determined pursuant to Section 1.10. At such time, the Representative will pay the remaining balance of the Representative Reserve Fund as follows: (i) to the Paying Agent (for the benefit of the Stockholders), by wire transfer of immediately available funds, an amount equal to the portion allocable to the Stockholders, and the Paying Agent will pay to the Stockholders such amount as directed by the Representative (according to each such Stockholder's aggregate Per Share Portion with respect to such Stockholder's Company Shares) pursuant to the payment instructions set forth in each such Stockholder's Letter of Transmittal, and (ii) to the Surviving Corporation or one of its Subsidiaries (for the benefit of the Optionholders), by wire transfer of immediately available funds, an amount equal to the portion allocable to the Optionholders, and the Surviving Corporation or such Subsidiary will pay to the Optionholders such amount (according to each such Optionholder's aggregate Per Share Portion with respect to such Optionholder's Options) through the Surviving Corporation's or the applicable Subsidiary's payroll. For tax purposes, the Representative Reserve Fund will be treated as having been received and voluntarily set aside by the Stockholders and Optionholders at the time of Closing. The parties agree that the Representative is not acting as a withholding agent or in any similar capacity in connection with the Representative Reserve Fund. If any tax reporting is required with respect to the ultimate distribution of any balance of the Representative Reserve Fund, then the Representative will provide to Parent, upon request, information regarding the amounts distributed to each Stockholder and Optionholder, to be used by Parent or its agent in completing any required tax reporting.

1.15     Taxes.  Notwithstanding any other provision of this Agreement, each of Parent, the Company, the Representative and their respective Affiliates, agents and representatives will have the right to withhold all applicable Taxes from payments to be made by it hereunder if such withholding is required by Law; provided that if Parent determines that an amount is required to be deducted or withheld (other than withholding with respect to payments to the extent treated as compensation for U.S. federal income tax purposes), Parent shall (a) use commercially reasonable efforts to, at least five (5) Business Days prior to the payment of such amount, provide the Representative with written notice of its intent to deduct and withhold, (b) cooperate in good faith with the Representative to reduce or eliminate the deduction or withholding of such amount, and (c) to the extent reasonably possible, provide the applicable Person a reasonable opportunity to deliver forms (including Internal Revenue Service Forms W-8 or W-9) or other documentation that would exempt such amounts from withholding; provided, however, that Surviving Corporation or applicable Subsidiary shall not withhold for Taxes any Common Merger Consideration in respect of any Common Shares which were, immediately prior to the Effective Time, Restricted Shares with respect to which a timely election under Section 83(b) of the Code was made. Any amount so withheld and paid over to the appropriate taxing authority shall reduce the amount otherwise payable to any Person hereunder and be treated for all purposes of this Agreement as having been paid to the Person to whom such payment is otherwise payable.

ARTICLE II

THE CLOSING

2.01    The Closing Transactions. Subject to the terms and conditions set forth in this Agreement, the parties hereto will consummate the following transactions (the "Closing Transactions") on the Closing Date:

(a)    the Company and Merger Sub will cause the Certificate of Merger to be executed and filed with the Secretary of State of the State of Delaware;

(b)in accordance with Section 1.03, Parent will deposit, or cause to be deposited, by wire transfer of immediately available funds, into a custodial account established pursuant to the terms and conditions of a paying agent agreement in a form to be mutually agreed upon among the Representative, Parent and the Paying Agent (the "Paying Agent Agreement"), an amount (to be paid out in accordance with Section 1.03) equal to (i) the Merger Consideration (as determined in accordance with Section 1.02), minus (ii) the Option Merger Consideration;

(c)    Parent will deposit, or cause to be deposited with the Company, by wire transfer of immediately available funds, an amount equal to the Option Merger Consideration, to be paid out in accordance with Section 1.04;

(d)    Parent will pay, or cause to be paid, an amount equal to the Adjustment Escrow Amount to the Escrow Agent by wire transfer of immediately available funds to the Adjustment Escrow Account;

(e)    the Company will deliver to Parent payoff letters with respect to the Indebtedness set forth on Schedule 2.01(e) and will make arrangements reasonably satisfactory to Parent for holders of such Indebtedness to deliver all related Lien releases to Parent as soon as practicable after the Closing;

(f)    Parent will repay, or cause to be repaid, on behalf of the Company and its Subsidiaries, all amounts necessary to discharge fully the then outstanding balance of all Indebtedness set forth on Schedule 2.01(e), by wire transfer of immediately available funds to the account(s) designated by the holders of such Indebtedness in the related payoff letters, which payoff letters shall be in form and substance reasonably satisfactory to Parent;

(g)    Parent will pay, or cause to be paid, on behalf of the Stockholders, Optionholders and the Company and its Subsidiaries (as applicable), the unpaid Transaction Expenses by wire transfer of immediately available funds as directed by the Representative;

(h)    Parent will pay an amount equal to the Representative Reserve Fund to the Representative; and

(i)    Parent, the Company and the Representative (on behalf of the Stockholders and Optionholders) will make such other deliveries as are required by Article III.

ARTICLE III

CONDITIONS TO CLOSING

3.01    Conditions to Parent's and Merger Sub's Obligations. The obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Parent and Merger Sub in writing) of the following conditions as of the Closing:

(a)    (i)(A) The Company Fundamental Representations that are qualified by a Materiality Exception will be true and correct as of the Closing Date as though then made and as though the Closing Date was substituted for the date of this Agreement through such Company Fundamental Representations (other than such Company Fundamental Representations that address matters as of particular dates, which shall be true and correct in all respects as of such dates) and (B) the Company Fundamental Representations that are not qualified by a Materiality Exception will be true and correct in all material respects as of the Closing Date as though then made and as though the Closing Date was substituted for the date of this Agreement through such Company

Fundamental Representations (other than such Company Fundamental Representations that address matters as of particular dates, which shall be true and correct in all material respects as of such dates), and (ii) (A) the other representations and warranties set forth in Article IV (other than those representations and warranties that address matters as of particular dates) (without giving effect to any Materiality Exception) will be true and correct as of the Closing Date as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties, and (ii) the other representations and warranties set forth in Article IV that address matters as of particular dates (without giving effect to any Materiality Exception) will be true and correct as of such dates, in each case, except to the extent of changes or developments contemplated by the terms of this Agreement or caused by the transactions contemplated hereby and except where the failure of such representations and warranties referenced in the immediately preceding clause (ii) to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(b)    The Company has performed in all material respects the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing;

(c)    The waiting period or required approval applicable to the transactions contemplated by this Agreement under the HSR Act will have expired (or early termination will have been granted) or been received;

(d)    No Order has been entered and not withdrawn which would prevent the performance of this Agreement or the consummation of any of the transactions contemplated by this Agreement, declare unlawful in any material respect the transactions contemplated by this Agreement or cause such transactions to be rescinded;

(e)    On or prior to the third (3rd) Business Day after the date of this Agreement, holders of Company Shares sufficient to deliver the Requisite Stockholder Approval will have executed and delivered the Written Consent;

(f)    Since the date of this Agreement, no Material Adverse Effect will have occurred or arisen that is continuing as of the Closing Date;

(g)    The Company (or the Representative) will have delivered to Parent each of the following:

(i)    a certificate of the Company, dated as of the Closing Date, executed and delivered by an authorized officer thereof, stating that the conditions specified in subsections (a) and (b) above, as they relate to the Company, have been satisfied;

(ii)    an affidavit from the Company, under penalties of perjury, stating that the Company is not a United States real property holding corporation, dated as of the Closing Date and in the form attached hereto as Exhibit E;

(iii)    a copy of a notice addressed to the Internal Revenue Service and signed by the Company that satisfies the requirements of the Treasury Regulation Section 1.897-2(h)(2), together with proof that the Company has mailed such notice to the Internal Revenue Service on or prior to the Closing Date;

(iv)    a written resignation (or removal), effective as of the Closing Date, from each director and officer of the Company and its Subsidiaries, except for any individual set forth on Schedule 3.01(g)(iv), in form and substance reasonably satisfactory to Parent; and

(v)    certified copies of the resolutions duly adopted by the Company's board of directors authorizing the execution, delivery and performance of this Agreement;

(h)    The Escrow Agreement shall have been duly executed and delivered by the Representative; and

(i)    The Paying Agent Agreement shall have been duly executed and delivered by the Representative.

If the Closing occurs, all closing conditions set forth in this Section 3.01 which have not been fully satisfied as of the Closing will be deemed to have been waived by Parent and Merger Sub.

3.02    Conditions to the Company's Obligations. The obligation of the Company to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions as of the Closing:

(a)    (i) The representations and warranties set forth in Article V (other than those representations and warranties that address matters as of particular dates) (without giving effect to any Materiality Exception) will be true and correct as of the Closing

Date as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties, and (ii) the representations and warranties set forth in Article V (without giving effect to any Materiality Exception) that address matters as of particular dates will be true and correct as of such dates, in each case except where the failure of such representations and warranties referenced in the immediately preceding clause (i) and (ii) to be so true and correct would not, individually or in the aggregate, have a material adverse effect on the assets or operations of Parent or Merger Sub or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement;

(b)    Parent and Merger Sub will have performed in all material respects the covenants and agreements required to be performed by them under this Agreement at or prior to the Closing;

(c)    The waiting period or required approval applicable to the transactions contemplated by this Agreement under the HSR Act will have expired (or early termination will have been granted) or been received;

(d)    No Order has been entered and not withdrawn which would prevent the performance of this Agreement or the consummation of any of the transactions contemplated by this Agreement, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded;

(e)    Parent has delivered to the Representative (on behalf of the Stockholders and Optionholders) each of the following:

(i)    a certificate of Parent and Merger Sub, dated as of the Closing Date, stating that the conditions specified in subsections (a) and (b) above have been satisfied;

(ii)    certified copies of the resolutions duly adopted by Parent's board of directors (or its equivalent governing body) and Merger Sub's board of directors authorizing the execution, delivery and performance of this Agreement; and

(iii)    certified copies of the resolutions duly adopted by Parent, as Merger Sub's sole stockholder, approving the Merger;

(f)    the Escrow Agreement shall have been duly executed and delivered by the Representative; and

(g) the Paying Agent Agreement shall have been duly executed and delivered by the Representative.

If the Closing occurs, all closing conditions set forth in this Section 3.02 which have not been fully satisfied as of the Closing will be deemed to have been waived by the Company.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As an inducement to Parent and Merger Sub to enter into this Agreement, the Company hereby represents and warrants to Parent and Merger Sub, as of the date of this Agreement and the Closing Date, that, subject to Section 11.08, except as set forth in the schedules accompanying this Agreement (each, a "Schedule" and, collectively, the "Disclosure Schedules"):

4.01    Organization and Qualification; Subsidiaries.

(a)    The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the full corporate power and authority necessary to own, operate or lease its properties and assets and to carry on its business as presently conducted, and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction wherein the nature of its business or the ownership of its assets makes such qualification necessary, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, have a Material Adverse Effect. The Company has previously provided or made available to Parent and Merger Sub true, correct and complete copies of its Certificate of Incorporation and all amendments thereto or restatements thereof and its bylaws as currently in effect. The Company is not in material breach of its Certificate of Incorporation or bylaws.

(b)    Each of the Company's Subsidiaries (the "Company Subsidiaries") is a corporation, limited liability company or limited partnership, duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, and has the full corporate, limited liability company or limited partnership power and authority necessary to own, lease and operate its properties and assets and to carry on its business as presently conducted, and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction wherein the nature of its business or the ownership of its assets makes such qualification necessary, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, have a Material Adverse Effect. The Company has previously provided or made available to Parent and Merger Sub true, correct and complete copies of the organizational documents of each Company Subsidiary and all amendments thereto or restatements thereof. No Company Subsidiary is in material breach of its respective organizational documents.

4.02    Authorization. The Company has the corporate power and authority to execute and deliver this Agreement, the Transaction Documents to which the Company is or will be a party and each other agreement or instrument to be executed in connection herewith, and to perform its obligations and consummate the transactions contemplated hereunder and thereunder, all of which have been duly authorized by all requisite corporate action, subject to the receipt of the Requisite Stockholder Approval. This Agreement and each other agreement or instrument to be executed in connection herewith has been duly authorized, executed and delivered by the Company and, assuming that this Agreement has been duly and validly authorized, executed and delivered by Parent and Merger Sub and constitutes a valid, legal and binding agreement of the Company, enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors' rights and subject to general principles of equity effecting the availability of specific performance and other equitable remedies).

4.03    Non-Contravention. Assuming the receipt of the Requisite Stockholder Approval, neither the execution nor the delivery of this Agreement, and each other agreement or instrument to be executed in connection herewith by the Company, the consummation of the Merger and the other transactions contemplated hereby nor the fulfillment of and the performance by the Company of its obligations hereunder will (a) conflict with or contravene any provision contained in the Company's Certificate of Incorporation or bylaws, the Stockholders Agreement or the organizational documents of any the Company Subsidiaries, (b) conflict with, violate or result in a breach (with or without the lapse of time, the giving of notice or both) of, constitute a default (with or without the lapse of time, the giving of notice or both), or require the consent of any Person under (i) any Contract listed on Schedule 4.16 or any material Permit or (ii) assuming satisfaction of the requirements set forth in Section 4.04 below, any judgment, Order, decree, Law, writ or other restriction of any Governmental Body applicable to the Company or the Company Subsidiaries, (c) except as set forth on Schedule 4.03, result in the acceleration of, or permit any Person to terminate, modify, cancel, accelerate or declare due and payable prior to its stated maturity, any material obligation of the Company or (d) except as contemplated by this Agreement or with respect to Permitted Liens, result in the creation of any Lien upon any of the material assets of the Company or the Company Subsidiaries, which, in the case of any of clauses (b), (c) or (d) above, would not have a Material Adverse Effect.

4.04    Consents. No notice to, filing with, or authorization, registration, consent or approval of any Governmental Body is necessary for the execution, delivery, delivery or performance of this Agreement, the Transaction Documents, each other agreement or instrument to be executed in connection herewith, in each case by the Company, or the consummation of the transactions contemplated hereby and thereby by the Company or the Company Subsidiaries, except for (a) filing and recordation of appropriate merger documents as required by the DGCL, (b) filings, permits, authorizations, consents and approvals required under, and other applicable requirements of, the HSR Act, (c) any filings and approvals set forth on Schedule 4.04 and (d) those the failure of which to obtain or make would not have a material effect on the Company or the Company Subsidiaries, taken as a whole.

4.05    Capitalization.

(a)    Schedule 4.05 hereof sets forth the Company's authorized, issued and outstanding capital stock as of the date hereof all of which shares are held of record by the Persons set forth on Schedule 4.05 in the amounts set forth opposite such Person's name. Except as set forth on Schedule 4.05, the Company does not have (a) any Company Shares reserved for issuance (other than with respect to the Options) or (b) any outstanding or authorized option or warrant relating to its capital stock or any outstanding securities or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire from it, any shares of its capital stock (other than with respect to the repurchase of Common Shares which are Restricted Shares (at the Company's sole option) or the Options). All of the issued and outstanding shares of capital stock of the Company have been duly authorized, validly issued, are fully paid and are nonassessable.

(b)    Except as set forth on Schedule 4.05(b)(i) or in this Agreement, the Certificate of Incorporation or the Stockholders Agreement, there are no (i) outstanding obligations of the Company to repurchase, redeem or otherwise acquire any capital stock of the Company or (ii) voting trusts, proxies or other agreements or arrangements among the Stockholders with respect to the voting or transfer of the Company's capital stock. Except as set forth on Schedule 4.05(b)(ii), neither the Company nor any Company Subsidiary (nor any Related Party on its own behalf or on behalf of the Company or any Company Subsidiary)

has, since January 1, 2017, repurchased, redeemed or otherwise acquired, or agreed to repurchase, redeem or otherwise acquire, any capital stock of the Company or any Company Subsidiary (including any Restricted Shares or Options).

(c)    Except for the Company Subsidiaries listed on Schedule 4.05, neither the Company nor any Company Subsidiary owns or holds the right to acquire any shares of stock or any other equity security or interest in any other Person. There are no rights, subscriptions, warrants, phantom shares, or options to purchase or otherwise acquire any shares of capital stock or equity securities of the Company or the Company Subsidiaries or obligations of any kind convertible into or exchangeable for any shares of capital stock or equity securities or interests of the Company or the Company Subsidiaries. All of the issued and outstanding shares of capital stock of each Company Subsidiary have been duly authorized, validly issued, are fully paid and are nonassessable.

4.06    Financial Statements.

(a)    Schedule 4.06(a) sets forth a true, correct and complete copy of (i) the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2018 and the related consolidated statements of operations and cash flows, in each case, including notes thereto, for the year ended December 31, 2018 (collectively, the "Audited Financial Statements") and (ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of June 30, 2019 (the "Balance Sheet") and the related consolidated statements of operations and cash flows, in each case, for the six months ended (collectively, the "Unaudited Financial Statements" and, together with the Audited Financial Statements, the "Financial Statements"). The date of the Balance Sheet is referred to herein as the "Balance Sheet Date")

(b)    Except as set forth on Schedule 4.06(b), each of the balance sheets contained in the Financial Statements fairly presents in all material respects the consolidated financial position of the Company and its Subsidiaries as of the date thereof, and each of the statements of operations and cash flows or equivalent statements contained in the Financial Statements (including any related notes and schedules thereto) fairly presents in all material respects the consolidated results of operations and cash flows of the Company and its Subsidiaries specified in such statement, for the periods specified in such statement, in each case in accordance with GAAP, consistently applied (subject, in the case of Unaudited Financial Statements, to changes resulting from normal year-end adjustments which would be immaterial to the Company and the Company Subsidiaries and to the absence of footnote disclosures).

4.07    Undisclosed Liabilities. Neither the Company nor any Company Subsidiary has any liabilities or obligations of any kind, nature or description, whether fixed, accrued, contingent, absolute, determined, determinable or otherwise ("Liabilities") except (a) Liabilities that are adequately accrued or reserved against on the Balance Sheet, (b) Liabilities which have arisen since the date of the Balance Sheet that were incurred in the ordinary course of business, (c) Liabilities otherwise disclosed in the Disclosure Schedules, (d) Liabilities contemplated by or in connection with this Agreement or the transactions contemplated hereby or (e) Liabilities that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.08    Absence of Certain Developments. Since the Balance Sheet Date, there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as set forth on Schedule 4.08 and except as expressly contemplated by this Agreement, since the Balance Sheet Date, neither the Company nor any Company Subsidiary has:

(a)    entered into a new contract that would need to be or is disclosed on Schedule 4.16 if it had been entered into as of the date of this Agreement or amended in a material manner any of such Contracts, other than in the ordinary course of business or consistent in all material respects with past practice or as otherwise necessary for the maintenance of property relating to their respective businesses;

(b)    amended its Certificate of Incorporation, bylaws or other organizational documents, the Stockholders Agreement or the organizational documents of any Company Subsidiary;

(c)    (i) split, combined or reclassified any of its capital stock or issued or authorized the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities, or made any other change with respect to its capital structure; (ii) made any declaration or payment of, or set aside funds for, any dividend or other distribution with respect to any of its capital stock or other equity securities; or (iii) authorized for issuance, issued or sold or agreed or committed to issue or sell (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities or equity equivalents;

(d)    acquired by merging or consolidating with, or agreeing to merge or consolidate with, or purchase substantially all the assets of, or otherwise acquire, directly or indirectly, any properties, securities, interests or any business or any corporation, limited liability company, partnership, association or other business organization or division thereof;

(e)    effected any restructuring, reorganization or complete or partial liquidation;

(f)    cancelled, delayed or otherwise extended the payment date of any of its accounts payable, accelerated the collection of any of its accounts receivable or otherwise changed any of its cash management, deferred revenue or other accounting practices, in each case other than in the ordinary course of business consistent with past practice;

(g)    changed any accounting policy except for any such change required by reason of a change in GAAP, the Code or applicable Law;

(h)    (i) failed to manage in any material respect its working capital (including the timing of collection of accounts receivable and of the payment of accounts payable and the management of inventory) in the ordinary course of business and in amounts that are consistent with past practice or (ii) incurred deferred revenue in amounts or in transactions inconsistent in any material respect with past practice;

(i)    negotiated, entered into, amended, terminated or extended any agreement with a labor union or other employee representative body or any material Employee Benefit Plan or adopted any arrangement that would be a material Employee Benefit Plan if it were in existence on the date hereof, except in each case, as required by applicable Law or in the ordinary course of business consistent with past practice;

(j)    incurred, assumed or guaranteed any Indebtedness that will not be taken into account in determining the Closing Residual Cash Consideration if still outstanding as of the Closing;

(k)    made any material loans, advances or capital contributions to, or investments in, any Person;

(l)    (i) made any capital expenditures or entered into any commitment for capital expenditures in excess of $250,000 in the aggregate or (ii) failed to make any capital expenditure in the amounts and at the times contemplated by the Company's business plan and budget for this fiscal year;

(m)    except for inventory in the ordinary course of business or assets with de minimis or no book value, sold, leased, subleased, licensed, mortgaged, pledged, subjected any of its material properties or assets to any material Lien (except for Permitted Liens) or otherwise encumbered or disposed of any of the material assets or equipment owned by the Company or any Company Subsidiary;

(n)    sold, leased, licensed, assigned or otherwise transferred, disposed of, or abandoned or failed to maintain any material Intellectual Property, except in the ordinary course of business consistent with past practice;

(o)    suffered any material damage, destruction or other casualty loss with respect to material property owned by the Company or any Company Subsidiary that is not covered by insurance;

(p)    made, changed or revoked any Tax election; made any change (or file any such change) in any method of Tax accounting; filed any amended Tax Return; settled or compromised any Tax Liability; consented to any claim or assessment related to any Taxes; or entered into any closing, surrendered any right to claim a Tax refund, offset or other reduction in Tax Liability, failed to pay any material Taxes as they became due and payable, incurred any Liability for Taxes arising from extraordinary gains or losses outside the ordinary course of business consistent with past custom and practice, or entered into any other agreement (including an extension or waiver of any statute of limitations) with any taxing authority with respect to any Taxes;

(q)    hired, engaged or terminated the employment or engagement of any employee or individual independent contractor who, in 2018, earned or, in 2019 will earn, annual compensation in excess of $150,000 per year (except in the ordinary course of business in accordance with past practice), or otherwise increased in any manner the compensation (other than annual increases in the ordinary course of business and consistent with past practice) of, or entered into any new bonus, incentive, material employee benefits, severance or termination agreement or arrangement with, any of its current or former officers, directors, independent contractors or employees (except as required by applicable Law or in the ordinary course of business in accordance with past practice);

(r)    instituted or settled, or offered or proposed to settle, any demand, charge, complaint, action, suit, proceeding, arbitration, hearing, audit, investigation or claim of any kind (whether civil, criminal, administrative, investigative, informal or other, at law or in equity, and whether public or private) commenced, filed, brought, conducted or heard by, against, to, of or before or otherwise involving, any Governmental Body, any stockholder litigation against Company or any Company Subsidiary, any proceeding (i) related to the transactions contemplated by this Agreement, or (ii) involving potential payments to or by the Company or any Company Subsidiary of more than $250,000 in the aggregate following the Closing or which settlement would contain an admission of Liability or consent to non-monetary relief; or

(s)    agreed to do any of the foregoing identified in paragraphs (a) through (q) hereof.

4.09    Governmental Authorizations; Permits. To the knowledge of the Company, except as set forth in Schedule 4.09, the Company and the Company Subsidiaries are, and have in the past three (3) years, been, in compliance in all material respects with all applicable Laws of any Governmental Body applicable to their respective businesses or operations as presently conducted. Except as set forth in Schedule 4.09, in the past three (3) years, neither the Company nor any of its Subsidiaries has received any written notification or communication from any Governmental Body (a) asserting that the Company or any of its Subsidiaries is not in compliance in any material respect with any applicable Laws or (b) entered into or been subject to any Order material to the Company. To the knowledge of the Company, (x) the Company has all material permits, licenses, approvals, certificates and other authorizations, and has made all material notifications, registrations, certifications and filings with all Governmental Bodies, necessary for the operation of its business as currently conducted (collectively, the "Permits") and (y) neither the Company nor any Company Subsidiary is in material default or violation (and no event has occurred that, with notice or the lapse of time or both, would constitute a material default or violation) of any term, condition or provision of any Permit.

4.10    Litigation. As of the date hereof, there are no, and in the past three (3) years, there have been no, material judgments, decrees, lawsuits, actions, proceedings, injunctions, settlements or orders by or before any Governmental Body in effect, pending or, to the Company's knowledge, threatened in writing, against the Company or any Company Subsidiary or seeking to enjoin the transactions contemplated hereby, at law or in equity. Neither the Company nor any Company Subsidiary is subject to any outstanding Order, which would reasonably be expected to have a Material Adverse Effect.

4.11    Taxes.

(a)    Each of the Company and its Subsidiaries has duly and timely filed all income and other material Tax Returns required to be filed (taking into account valid extensions) by it, all such Tax Returns have been prepared in material compliance with all applicable Laws and are true, correct and complete in all material respects. All Taxes due and payable by the Company and its Subsidiaries have been paid.

(b)    All material Taxes which of the Company or any of its Subsidiaries is obligated to withhold from amounts paid to any employee, creditor or third party have been withheld and been fully paid.

(c)    All material federal, state and foreign estimated tax payments due with respect to the Company and its Subsidiaries for the 2019 Tax year have been paid in full and on a timely basis.

(d)    Except as set forth on Schedule 4.11(d), none of the Company or its Subsidiaries is the subject of any current Tax audit, claim, action, proceeding, suit or examination or has received written notice from any taxing authority with respect to a threatened Tax audit, claim, action, proceeding, suit or examination;

(e)    None of the Company and its Subsidiaries has consented to extend the time or waived the state of limitations, and is the beneficiary of any extension of time or waiver of the state of limitations, in which any Tax may be assessed or collected by any Governmental Body, in each case other than any automatically-granted extension;

(f)    No Governmental Body with which the Company and its Subsidiaries do not file Tax Returns has asserted in writing that the Company or any Subsidiary is or may be required to pay Taxes to or file Tax Returns with that Governmental Body;

(g)    None of the Company and its Subsidiaries (A) is a party to any "closing agreements" described in Section 7121 of the Code (or any comparable provision of state, local or foreign Tax Law) and (B) has requested or received any Tax ruling, in either case that would have continuing effect after the Closing Date;

(h)    None of the Company and its Subsidiaries is a party to or bound by any Tax allocation or Tax sharing agreement with any Person other than the Company or any Subsidiary (excluding, in each case, any agreement entered into in the ordinary course of business and not principally related to Taxes, such as a lease or credit agreement);

(i)    None of the Company and its Subsidiaries has been a party to a "listed transaction" within the meaning of Treasury Regulations Section 1.6011-4(b)(2);

(j)    In the past three (3) years, none of the Company and its Subsidiaries has been a party to a transaction qualifying under Section 355 of the Code;

(k)    None of the Company and its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Post-Closing Tax Period, as a result of any (i) change in method of accounting pursuant to Section 481 of the Code or the Treasury Regulations promulgated thereunder (or any similar or analogous provision of state, local or foreign Law) made prior to the Closing, (ii) installment sale or open transaction disposition made or entered into prior to the Closing, (iii) prepaid amount received prior to the Closing outside the ordinary course of business, (iv) "closing agreement" within the meaning of Section 7121 of the Code (or any similar or analogous provision of state, local or foreign Law) entered into prior to the Closing, or (v) election pursuant to Section 108(i) of the Code;

(l)    None of the Company and its Subsidiaries is liable for any Tax under Section 965 of the Code pursuant to an election under Section 965(h) of the Code;

(m)    None of the Company and its Subsidiaries has entered into any agreement or arrangement with any taxing authority affecting any Tax period for which the applicable statute of limitations, after giving effect to extensions and waivers, has not expired; and

(n)    Schedule 4.11(n) sets forth the U.S. federal income tax classification of the Company and each of its Subsidiaries.

4.12    Environmental Matters.

(a)    The Company and the Company Subsidiaries are, and since January 1, 2018 have been, in compliance with all Environmental Laws, except for any failures to so comply would not have a Material Adverse Effect.

(b)    The Company and the Company Subsidiaries have all permits, certificates, licenses, approvals, registrations and authorizations required under Environmental Laws for the conduct of its businesses as currently conducted ("Environmental Permits"), except for such Environmental Permits the absence of which would not have a Material Adverse Effect.

(c)    During the past three (3) years the Company has not received any written notice from any Person regarding any actual or alleged violation of Environmental Laws, or any Liabilities or potential Liabilities for personal injury, property damage or investigatory or cleanup obligations arising under Environmental Laws, in either case the subject of which would reasonably be expected to have a Material Adverse Effect.

(d)    There have been no releases by the Company or any Company Subsidiary (or any licensee of any of the foregoing or other Person acting on behalf of, at the instruction or with the consent of, any of the foregoing) or, to the Company’s knowledge, any other Person of any amount of any hazardous materials, substances or wastes on, upon, into or from any of the real property leased by the Company or any Company Subsidiary or other property operated or used by the Company, any Company Subsidiary in quantities or concentrations which require remediation by the Company or such Company Subsidiary pursuant to applicable Environmental Laws, except for any such releases which would not have a Material Adverse Effect.

(e)    The representations and warranties in this Section 4.12 are the sole and exclusive representations and warranties of the Company concerning environmental matters including, without limitation, matters arising under Environmental Laws.

4.13    Employee Matters.

(a)    (i) Neither the Company nor any Company Subsidiary is bound by any collective bargaining agreement or collective bargaining relationship with respect to its employees or any other agreement with a labor union or employee representative body, (ii) there is no labor strike or work stoppage or walkout pending or other material grievance or material labor dispute or, to the Company's knowledge, threatened in writing against any Company or any Company Subsidiary, and (iii) to the Company's knowledge, no union organization campaign or representational demands is in progress with respect to any employees of the

Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has engaged in any plant closing or employee mass layoff activities within the last three (3) years that violate the WARN Act or any similar state or local plant closing or mass layoff statute, rule or regulation.

(b)    The Company and Company Subsidiaries are, and for the past three (3) years have been, in compliance in all material respects with all applicable Laws in respect of employment, employment practices and terms and conditions of employment, including wages and hours and the classification and payment of employees and independent contractors. In the past three (3) years, or, if earlier, to the extent not yet resolved, neither the Company nor any Company Subsidiary has incurred, and to the Company's knowledge, no circumstances exist under which any Company or Company Subsidiary would reasonably be expected to incur, any material Liability arising from: (i) the failure to pay wages (including overtime wages); (ii) the misclassification of employees as independent contractors; and/or (iii) the misclassification of employees as exempt from the requirements of the Fair Labor Standards Act or any other applicable overtime Laws.

(c)    There are no unfair labor practice charges, unfair labor practice complaints, union grievances, or other charges against the Company pending, or, to the knowledge of the Company, threatened against the Company or any of its current or former employees before any agency responsible for the prevention of unlawful employment practices. In the past three (3) years, the Company has not received any communication of the intent of any Governmental Body responsible for the enforcement of labor or employment Laws to conduct an investigation of or affecting the Company and, to the knowledge of the Company, no such investigation is in progress.

4.14    Employee Benefit Plans.

(a)    Schedule 4.14(a) lists all material Employee Benefit Plans. For each material Employee Benefit Plan, the Company has made available to Parent and Merger Sub accurate and complete copies of each of the following, if applicable: (i) the plan document together with all amendments thereto, (ii) the current trust, or other similar agreement and any insurance policy or contract, (iii) the most recent summary plan descriptions or employee handbooks, (iv) the most recent determination or opinion letter from the Internal Revenue Service, and (v) any material notices, letters or other correspondence from the Internal Revenue Service or the U.S. Department of Labor relating to such Employee Benefit Plan during the last three (3) years for which a Liability remains outstanding.

(b)    Neither the Company nor any Company Subsidiary sponsors, maintains, contributes to, or is required to contribute to, or otherwise has any Liability or obligation with respect to, any Multiemployer Plan or a plan that is subject to Title IV of ERISA or Sections 412 or 430 of the Code, and no Employee Benefit Plan provides or is required to provide health or other welfare benefits to employees or other individual service providers of any Company or any Company Subsidiary following a termination of service other than health continuation coverage pursuant to Section 4980B of the Code or any similar state Law.

(c)    Each Employee Benefit Plan has been maintained and administered in compliance in all material respects with its terms and the applicable requirements of ERISA, the Code and any other applicable Laws. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is the subject of a favorable opinion letter from the Internal Revenue Service on the form of such Employee Benefit Plan, in either case upon which the Company and the Company Subsidiaries can rely, and, to the Company's knowledge, there are no facts or circumstances that would be reasonably likely to adversely affect the qualified status of any such Employee Benefit Plan.

(d)    No Employee Benefit Plan is or, within the last three (3) years, has been (i) to the Company's knowledge, the subject of an examination or audit by a Governmental Body or (ii) the subject of an application or filing under, or is a participant in, a government-sponsored amnesty, voluntary compliance, self-correction or similar program. No Legal Proceeding or claim is pending or, to the Company's knowledge, threatened with regard to any Employee Benefit Plan other than routine claims for benefits.

(e)    All material required contributions of the Company and Company Subsidiaries due to an Employee Benefit Plan on or before the date hereof have been made or properly accrued on or before the date hereof.

(f)    Except as otherwise set forth on Schedule 4.14(f) and the acceleration of vesting of all Options and Common Shares subject to vesting, neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will, alone or in connection with any other event (whether contingent or otherwise), (i) accelerate the time of payment or vesting or increase the amount of compensation or benefits due under any Employee Benefit Plan, (ii) entitle any person to severance pay or any other payment under any Employee Benefit Plan, (iii) require the funding of any Employee Benefit Plan, or

(iv) result in any forgiveness of indebtedness under any Employee Benefit Plan. No material Liability under Title IV of ERISA has been or, to the Company's knowledge, is reasonably expected to be incurred by any Company or Company Subsidiary.

(g)    To the Company's knowledge, neither the Company nor any Company Subsidiary has engaged in any transaction with respect to any Employee Benefit Plan that would be reasonably likely to subject the Company or any Company Subsidiary to any material Tax or penalty (civil or otherwise) imposed by ERISA, the Code or other applicable Law.

4.15    Intellectual Property Rights.

(a)    The Company or a Company Subsidiary owns, free and clear of any Liens (other than Permitted Liens), or has a license or otherwise has a right to all Intellectual Property that is necessary to the conduct of the businesses of the Company and the Company Subsidiaries as currently conducted. As of the date hereof, Schedule 4.15(a) hereto sets forth a list of all patents, trademarks, trade names and copyrights registered in the name of the Company or any Company Subsidiary and all applications therefor (collectively, the "Company Registered IP"), which list will include application and registration numbers and dates.

(b)    The Company or a Company Subsidiary is the sole and exclusive owner of the Company Owned IP and hold all right, title and interest in and to all Company Owned IP, free and clear of all Liens other than Permitted Liens'.

(c)    Except as set forth on Schedule 4.15(c), as of the date hereof, no claims are pending, or, to the knowledge of the Company, threatened, against the Company or any Company Subsidiary by any Person regarding the Company's or any Company Subsidiary's use or ownership of any Intellectual Property or challenging the validity or effectiveness of any Company Owned IP. To the Company's knowledge, no Person is infringing upon, misappropriating or otherwise violating any material Company Owned IP.

(d)    Except as set forth on Schedule 4.15(d), in the three (3) years prior to the date hereof, neither the Company nor any Company Subsidiary has sent any written notice to or asserted or threatened in writing any action or claim against any Person alleging infringement or misappropriation of any Company Owned IP. To the Company's knowledge, as of the date hereof, the operation of the business of the Company and the Company Subsidiaries as currently conducted (including the Company Products) does not infringe, misappropriate, or otherwise violate any Intellectual Property of any third party in any material respect, and neither the Company nor any Company Subsidiary have received any written notice in the three (3) years prior to the date hereof alleging that the Company or any Company Subsidiary is infringing or misappropriating the Intellectual Property of any third party.

(e)    Except as set forth on Schedule 4.15(e), the Company and the Company Subsidiaries have not disclosed, delivered, licensed or otherwise made available, and do not have a duty or obligation (whether present, contingent, or otherwise) to disclose, deliver, license or otherwise make available, any source code that embodies material Company Owned IP to any Person. The Company and the Company Subsidiaries have not used any Open Source Materials in a manner that would require any of the Company or the Company Subsidiaries to make available or distribute any of its proprietary source code to others or license its proprietary Software or other Company Owned IP to others (A) on a royalty-free basis, (B) for the purpose of making derivative works or (C) under terms that allow reverse engineering, reverse assembly or disassembly, in each case, except as would not reasonably be expected to have a Material Adverse Effect. As of the date hereof, to the knowledge of the Company, (i) there are no material defects in the Software owned by the Company or the Company Subsidiaries and distributed to customers of the Company or the Company Subsidiaries that would prevent such Software from performing in accordance with the user specification for such Software provided to such customers in any material respect and (ii) there are no viruses, worms, Trojan horses or similar programs in any such Software.

(f)    As of the date hereof, all Company Registered IP is, to the Company's knowledge, valid, enforceable, in full force and effect and subsisting in all respects. As of the date hereof, except as set forth on Schedule 4.15(f), there are no claims threatened against Company Owned IP asserting the invalidity, abuse, misuse, or unenforceability of any Company Owned IP.

(g)    As of the date hereof, to the knowledge of the Company, the IT Assets operate and perform in a manner that permits the Company and the Company Subsidiaries to conduct their respective businesses as currently conducted in all material respects. The Company and the Company Subsidiaries take commercially reasonable actions, consistent with current industry standards, to protect the confidentiality, integrity and security of the IT Assets (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption. To the Company's knowledge, in the past three (3) years, there has been no unauthorized use, access, interruption, modification or corruption of any IT Assets (or any information or transactions stored or contained therein or transmitted thereby) in any material respect.

(h)    The Company and the Company Subsidiaries have maintained commercially reasonable practices to protect the confidentiality of all Company Owned IP. To the Company’s knowledge, there has been no material disclosure of any such Intellectual Property, other than pursuant to a written nondisclosure agreement restricting the disclosure and use of such Intellectual Property. For the past three (3) years, the Company and the Company Subsidiaries have complied in all material respects with (i) all applicable Laws relating to privacy, data protection, security breach notification and the collection, storage and use of personally identifiable information and user information, (ii) all rules, policies and procedures established by any of the Company or the Company Subsidiaries from time to time with respect to the foregoing and (iii) all restrictions and requirements with respect to the foregoing contained in any contractual obligation to which any of Company or the Company Subsidiaries is bound. As of the date hereof, no written claims have been asserted or, to the Company's knowledge, threatened against the Company or any of the Company Subsidiaries by any Person alleging a violation of such Person's privacy, personal or confidentiality rights under any such applicable Laws, contractual obligations, or the rules, policies or procedures established by any of the Company or the Company Subsidiaries from time to time relating to privacy, data protection and the collection and use of personal information gathered or accessed in the course of their respective operations.

4.16    Contracts.

(a)    Schedule 4.16(a) sets forth a list that is correct and complete, as of the date hereof, of all written contracts (except for purchase or service orders executed in the ordinary course of business), agreements, leases, permits or licenses, to which, as of the date hereof, the Company is a party or is otherwise bound, of the types described below (the "Contracts"):

(i)    agreements or group of related agreements with the same party for the sale of products or services that involved billings to the Company or any of its Subsidiaries during fiscal year 2018 in excess of $950,000 per annum;

(ii)    agreements or group of related agreements with the same party where the performance remaining thereunder involves aggregate consideration by the Company or any of its Subsidiaries in excess of $250,000 per annum, other than "shrink wrap," "click through" or similar license agreements or other Software license agreements entered into in the ordinary course of business, and (B) such agreement is not cancelable, without material penalty, by the Company or any of its Subsidiaries on 180 days' or less notice;

(iii)    agreements containing non-competition provisions;

(iv)    agreements with the Stockholders or Optionholders (including any intercompany indebtedness, guaranty, receivable or payable between the Company or any of its Subsidiaries, on the one hand, and a Stockholder or Optionholder, on the other hand), other than (A) agreements with the Company or any of its Subsidiaries or (B) employment agreements or arrangements of any kind and option or restricted stock agreements entered into in the ordinary course of business consistent with past practice;

(v)     agreements which relate to indebtedness for borrowed money owed by the Company or any of its Subsidiaries, or the guarantee thereof for an amount in excess of $100,000;

(vi)     material mortgages, pledges or security agreements or similar arrangements constituting a Lien upon the assets or properties of the Company or any of its Subsidiaries, in each case granted in connection with the incurrence of indebtedness for borrowed money;

(vii)     agreements entered into since January 1, 2017 for the sale or purchase of personal property having a value individually, with respect to all sales or purchases thereunder, in excess of $250,000, other than agreements entered into in the ordinary course of business;

(viii)     any contract relating to the marketing, advertising or promotion of the Company or any Company Subsidiary's services involving annual payments in excess of $250,000;

(ix)     lease or agreement under which any the Company or any Company Subsidiary is lessor of or permits any third party to hold or operate, in each case, any tangible property (other than real property), owned or controlled by any the Company or any Company Subsidiary, except for any lease or agreement under which the aggregate annual rental payment for the fiscal year ended 2018 did not exceed $250,000;

(x)     partnership agreements and joint venture agreements relating to the Company or any Company Subsidiary (other than organizational documents of the Company or any Company Subsidiary or any intercompany agreement between or among the Company or any of its Subsidiaries);

(xi)     any contract entered into during the two year period ending on the date hereof that relates to the disposition or acquisition of material assets, properties or capital stock by the Company or any Company Subsidiary outside the ordinary course of business, or any merger or business combination with respect to the Company or any Company Subsidiary in each case (A) for consideration in excess of $500,000 or (B) pursuant to which any Liabilities or obligations of the Company or its Subsidiaries remain outstanding;

(xii)     any material contract (A) providing for the Company or any Company Subsidiary to be the exclusive or preferred provider of any product or service to any Person or that otherwise involves the granting by any Person to the Company or any Company Subsidiaries exclusive or preferred rights of any kind, (B) providing for any Person to be the exclusive or preferred provider of any product or service to the Company or any Company Subsidiary, or that otherwise involves the granting by the Company or any Company Subsidiary to any Person of exclusive or preferred rights, (C) providing for the Company or any Company Subsidiary to grant any Person a right of first refusal or right of first offer on the sale of any part of its material assets or business or (D) containing a provision of the type commonly referred to as "most favored nation" provision for the benefit of a Person other than the Company or any Company Subsidiary;

(xiii)     any contract with any Governmental Body that involved payments to the Company or any Company Subsidiary of at least $250,000 during fiscal year 2018;

(xiv)     any contract set forth or required to be set forth on Schedule 4.19;

(xv)     any agreement pursuant to which the Company or any Company Subsidiary has advanced or loaned an amount to any of its Affiliates or employees other than in the ordinary course of business;

(xvi)     any contract that contains any provision pursuant to which the Company or any Company Subsidiary would reasonably be expected to be obligated to indemnify or make any indemnification payments to any Person in an amount greater than $250,000 (other than any such contract entered into in the ordinary course of business or any such contract with any customer, vendor or supplier of the Company or any Company Subsidiary);

(xvii)     agreements entered into since January 1, 2017 for the sale or purchase of fixed assets or real estate having a value individually, with respect to all sales or purchases thereunder, in excess of $250,000, other than agreements entered into in the ordinary course of business;

(xviii)     all Leases;

(xix)    material agreements pursuant to which the Company or any Company Subsidiary (1) is licensed by a third party to use any material Intellectual Property other than (A) rights and/or licenses to use any data and/or other Intellectual Property of customers in the ordinary course of business or (B) under "shrink wrap", "click wrap" or similar license agreements (including license agreements for Open Source Materials), and (2) has licensed its material Intellectual Property to a third party other than to Company's or any Company Subsidiary's customers in the ordinary course of the Company's or any Company Subsidiary's business;

(xx)     (A) a change in control, retention, or severance agreement that would reasonably be expected to result in payment of more than $250,000 by the Company or any Company Subsidiary to the counterparty to such agreement or (B) contract for the employment or engagement of any individual on a full-time, part-time, consulting or other basis providing annual base compensation and cash bonus in excess of $150,000 (other than any "at will" contract that may be terminated by the Company or any Company Subsidiary upon 30 days or less notice), or which includes any bonus or other amount payable in connection with the transactions contemplated hereby; and

(xxi)     any collective bargaining agreement or other agreement with a labor union, works council or other employee representative body.

(b)     Except as set forth on Schedule 4.16(b), (i) each Contract is a valid and binding agreement of the Company or Company Subsidiary and, to the knowledge of the Company, the other parties thereto, enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors' rights and subject to general principles of equity), (ii) the Company and each Company Subsidiary, as applicable, has performed all material obligations required to be performed by it to date under the applicable Contracts, (iii) the Company, each Company Subsidiary and, to the knowledge of the Company, each other party thereto is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect under any Contract, and (iv) each Contract is in full force and effect. To the Company's knowledge, none of the other parties to any such Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder. As of the date hereof, (A) neither the Company nor any Company Subsidiary has received written notice to the effect that any other party to any Contract intends to cancel or terminate any such Contract, or to exercise or not to exercise any option to renew thereunder and (B) to the Company's knowledge, neither the Company nor any Company Subsidiary has received notice to the effect that any other party to any Contract intends to breach or attempt to materially and detrimentally alter the terms of such Contract. As of the date hereof, except as set forth on Schedule 4.16(b), the Company has made available to Parent a true, correct and complete copy of each Contract, together with all material exhibits thereto and all material amendments thereto.

4.17    Insurance. Schedule 4.17 contains an accurate and complete list of all policies of fire, liability, workers' compensation, property, casualty and other forms of insurance owned or held by the Company as of the date hereof. All such policies are in full force and effect as of the date hereof, and will continue in effect until Closing (or if such policies are canceled or lapse prior to Closing, renewals or replacements thereof will be entered into in the ordinary course of business to the extent available on commercially reasonable terms) and all premiums with respect thereto covering all periods up to and including the Closing Date will have been paid. Since January 1, 2017, no written notice of cancellation or termination has been received by the Company with respect to any such policy. To the Company's knowledge, (a) neither the Company nor any Company Subsidiary is in material default with respect to its obligations under any such insurance policies and (b) there is no material claim pending regarding the Company or any Company Subsidiary under any of such policies as to which coverage has been questioned, denied or disputed or reservation of rights exercised by the underwriters of such policies.

4.18    Real Property.

(a)     Neither the Company nor any of its Subsidiaries owns any real property.

(b)     Schedule 4.18(b) sets forth (whether as lessee or lessor) a list of all leases of real property to which the Company or any Company Subsidiary is a party or by which it is bound (such real property, the "Leased Property"), in each case, as of the date hereof (each, a "Lease"). The Company or the Company subsidiary and, to the Company's knowledge, each of the other parties thereto, is not in default in any material respect under any Lease. Each Lease is valid, binding, in full force and effect and enforceable in accordance with its terms (subject to proper authorization and execution of such Lease by the other party thereto and subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors' rights and subject to general principles of equity). The Company has delivered to Parent accurate and complete copies of each Lease, in each case, as amended or otherwise modified and in effect as of the date hereof. Each Lease is valid and binding on the Company or the applicable Company Subsidiary and the other parties thereto and enforceable in accordance with its terms against such Company entity and the other parties thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors' rights and subject to general principles of equity). During the period beginning on January 1, 2018 and ending on the date of this Agreement, neither the Company nor any Company Subsidiary has received written notice of any default, acceleration of performance or notice of termination under any Lease. Except as set forth on the Balance Sheet, the Company or the Company Subsidiaries (i) own, free and clear of all Liens (other than Permitted Liens), or have a contract, license or lease to use, all of the material personal property and assets shown on the Balance Sheet, acquired thereafter or located on their premises, in each case which is material to their business or operations, (ii) the Company or the applicable Company Subsidiary's possession and quiet enjoyment of the leased real property under such Lease has not been disturbed and, to the Company's knowledge, there are no material disputes with respect to such Lease, (iii) neither the Company nor any Company Subsidiary has subleased, licensed or otherwise granted any Person the right to use or occupy such leased real property or any portion thereof, and (iv) neither the Company nor any Company Subsidiary have collaterally assigned or granted any other security interest in such Lease or any interest therein.

4.19    Related Party Transactions. Except as set forth on Schedule 4.19, none of the Company's Affiliates or any of its or its Affiliates' stockholders, members, partners, managers, directors, officers or employees (collectively, "Related Parties" and each individually, a "Related Party") is involved in any material contract or arrangement with the Company or any Company Subsidiary other than employment arrangements entered into in the ordinary course of business, the Employee Benefit Plans and the Company Option Plans, and no Related Party owns any material property or right, tangible or intangible, which is used by the Company or any of the Company Subsidiaries.

4.20    Regulatory Matters.

(a)    The Company and each Company Subsidiary, and each of their respective officers, directors, and to the Company's knowledge, any employees, agents, representatives or other persons acting on their behalf have during the last three (3) years complied with and are in compliance with Anti-Corruption Laws.

(b)    During the last three (3) years, neither the Company nor any Company Subsidiary, nor any of their respective officers, directors, nor to the Company's knowledge, any employees, agents, representatives or other persons acting on their behalf (i) have offered, promised, given or authorized the giving or will offer, promise, give or authorize the giving of money or anything else of value, whether directly or through another person or entity, to (A) any Government Official or (B) any other Person with the knowledge that all or any portion of the money or thing of value will be offered or given to a Government Official, in each of cases (A) and (B) for the purpose of influencing any action or decision of the Government Official in his or her official capacity, including a decision to fail to perform his or her official duties, or inducing the Government Official to use his or her influence with any Governmental Body to affect or influence any official act; or (ii) have or will make or authorize any other person to make any payments or transfers of value which have the purpose or effect of commercial bribery, or acceptance or acquiescence in kickbacks or other unlawful or improper means of obtaining or retaining business, in each case, in violation of Anti-Corruption Laws. For purposes of the foregoing clauses (A) and (B), a person shall be deemed to have "knowledge" with respect to conduct, circumstances or results if such person is aware (x) of the existence of such conduct, circumstances or results or (y) that such conduct, circumstances or results is substantially certain to occur.

(c)    The Company and each Company Subsidiary have maintained during the last three (3) years and currently maintain (i) books, records and accounts which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the material assets of the Company and each Company Subsidiary, and (ii) internal accounting controls sufficient to provide reasonable assurances that all material transactions of Company and each Company Subsidiary were, have been and are executed only in accordance with management's general or specific authorization.

(d)    Neither of the Company nor any Company subsidiary has received notice that a Governmental Body is investigating or has in the past three (3) years conducted, initiated or threatened any investigation of the Company or any Company Subsidiary or any of their respective officers, directors or employees for alleged violation of Anti-Corruption Laws in connection with activities relating to the Company or the Company Subsidiaries.

(e)    The Company and its Subsidiaries have collected, accessed, maintained, transmitted, used and disclosed Individually Identifiable Health Information and all other personally identifiable data in compliance in all material respects, with all applicable Laws, including: (i) the Health Insurance Portability and Accountability Act of 1996, Public Law 104 191, including all amendments thereto ("HIPAA"); (ii) the regulations promulgated by the Secretary of the U.S. Department of Health and Human Services to implement the administrative simplification provisions of Title II, Subtitle F of HIPAA ("HIPAA Regulations"); (iii) the Standards for Privacy of Individually Identifiable Health Information, 45 C.F.R. parts 160 and 164 (subparts A and E), the Security Standards for the Protection of Electronic Protected Health Information, 45 C.F.R. parts 160 and 164 (subparts A and C), and the Standards for Electronic Transactions and Code Sets, 45 C.F.R. parts 160 and 162; (iv) the Health Information Technology for Economic and Clinical Health Act at Section 13400 et seq. of the American Recovery and Reinvestment Act of 2009 and regulations promulgated thereunder; and (v) any other federal or state law addressing the use, disclosure, privacy, or security of any personally identifiable data (collectively, (i)-(v), the "Health Information Laws"). As of the date hereof, to the knowledge of the Company, neither the Company nor any Subsidiary has suffered any unauthorized acquisition, access, use or disclosure of any Individually Identifiable Health Information or other personal data that, individually or in the aggregate, materially compromises the security or privacy of such Individually Identifiable Health Information or personal data. As of the date hereof, neither the Company nor any Subsidiary is currently investigating or assessing any privacy or security incident or occurrence that could result in required notification under any Health Information Law. For purposes of this Section 4.20, the term "Individually Identifiable Health Information" shall have the meaning assigned to that term in Section 103 of 45 C.F.R. Part 160.

4.21    Brokers. Except for Credit Suisse Securities (USA) LLC, no Person is or will be entitled to a broker's, finder's, investment banker's, financial adviser's or similar fee from the Company or any Company Subsidiary in connection with this Agreement or any of the transactions contemplated hereby.

4.22    Exclusivity of Representations. Except for the representations and warranties expressly set forth in this Article IV, any other Transaction Document delivered by the Company and any other document, agreement, instrument or certificate delivered pursuant to this Agreement and the transactions contemplated hereby, neither the Company nor any of its Subsidiaries (or any other Person) makes, or has made, any representation or warranty relating to the Company, its Subsidiaries, or any of their businesses or operations or otherwise in connection with this Agreement or the transactions contemplated hereby.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

As an inducement to the Company to enter into this Agreement, Parent and Merger Sub hereby represent and warrant to the Stockholders, Optionholders and the Company that, as of the date hereof and as of the Closing:

5.01    Organization and Corporate Power. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full power and authority to enter into this Agreement and perform its obligations hereunder. Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder.

5.02    Authorization. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite action, corporate or otherwise, and no other proceedings on their part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been duly executed and delivered by Parent and Merger Sub and assuming that this Agreement has been duly and validly executed by the Company and is a valid and binding obligation of the Company, this Agreement constitutes a valid and binding obligation of Parent and Merger Sub, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors' rights and general principles of equity effecting the availability of specific performance and other equitable remedies.

5.03    No Violation. Neither Parent nor Merger Sub is subject to or obligated under its certificate or articles of incorporation, its bylaws (or similar organizational documents), any applicable Law, or rule or regulation of any Governmental Body, or any material agreement or instrument, or subject to any Order, which would be breached or violated in any material respect by Parent's or Merger Sub's execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

5.04    Governmental Bodies; Consents. Except for the applicable requirements of the HSR Act, neither Parent nor Merger Sub is required to submit any notice, report or other filing with any Governmental Body in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby. No material consent, approval or authorization of any Governmental Body or any other Person is required to be obtained by Parent or Merger Sub in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

5.05    Litigation. As of the date hereof, there are no Legal Proceedings pending or, to Parent's knowledge, threatened against Parent or Merger Sub at Law or in equity, which, if determined adversely to Parent, would prevent or materially impair Parent's or Merger Sub's performance under this Agreement or the consummation of the transactions contemplated hereby. Neither Parent nor Merger Sub is subject to any outstanding Order which would prevent or materially impair the ability of Parent or Merger Sub to perform its respective obligations under this Agreement.

5.06    Brokerage. There are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Parent or Merger Sub.

5.07    Investment Representation. Parent is acquiring the securities of the Company for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities Laws. Parent is an "accredited investor" as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"). Parent acknowledges that it is informed as to the risks of the transactions contemplated hereby and of ownership of the securities of the Company. Parent acknowledges that the securities of the Company have not been registered under the Securities Act or any securities Laws and that the securities of the Company may not be sold, transferred, offered for sale, assigned, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and the securities of the Company are registered under any applicable securities Laws or sold pursuant to an exemption from registration under the Securities Act and any applicable securities Laws.

5.08    Available Financing. Parent has or will have, as of the Closing, sufficient and unrestricted cash on hand or otherwise readily available to (i) make all payments contemplated by this Agreement in connection with the Merger (including the payment of all amounts payable pursuant to Article II in connection with or as a result of the Merger (including any amounts arising out of any appraisal proceedings)); (ii) repay, prepay or discharge (after giving effect to the Merger) the principal of and interest on, and all other Indebtedness and other amounts outstanding pursuant to, the Credit Agreement; and (iii) pay all fees and expenses required to be paid at the Closing by the Company, Parent or Merger Sub in connection with the Merger. In no event will the receipt of, or the availability of, any funds or financing to Parent or any of its Affiliates or any other financing be a condition to Parent's or Merger Sub's obligation to consummate the Merger and the other transactions contemplated hereby.

5.09    Purpose. Merger Sub is a newly organized corporation, formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Prior to the date hereof, Merger Sub has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement. Merger Sub is a wholly owned Subsidiary of Parent.

5.10    Solvency. Assuming the representations and warranties set forth in Article IV are true and correct (for this purpose, considering such representations and warranties without giving effect to any materiality or Material Adverse Effect qualifiers contained therein), immediately after giving effect to the transactions contemplated by this Agreement, (a) the Company and each of its Subsidiaries will be able to pay their respective debts as they become due and will own property which has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent Liabilities) and (b) the Company and each of its Subsidiaries will have adequate capital to carry on their respective businesses. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company or its Subsidiaries.

5.11    Non-Reliance. Except for the representations and warranties expressly set forth in Article IV, any other Transaction Document or any other document, agreement, instrument or certificate (including any Letter of Transmittal) delivered pursuant to this Agreement and the transactions contemplated hereby, (a) no Person has been authorized by the Company or any of its Subsidiaries to make any representation or warranty relating to the Company, its Subsidiaries or any of their businesses or operations or otherwise in connection with this Agreement or the transactions contemplated hereby, and if made, such representation or warranty cannot and will not be relied upon by Parent or any of its Affiliates or the representatives of any of the foregoing as having been authorized by the Company or any of its Subsidiaries (or any other Person), and each of the foregoing hereby expressly disclaims any reliance on any such representations or warranties, and (b) any estimate, projection, prediction, data, financial information, memorandum, presentation, or any other materials or information provided or addressed to Parent or any of its Affiliates or the representatives of any of the foregoing, including any materials or information made available in the electronic data room hosted by or on behalf of the Company in connection with the transactions contemplated hereby or in connection with presentations by the Company's management, are not and will not be deemed to be or include representations or warranties unless and to the extent any such materials or information is the subject of any express representation or warranty set forth in Article IV, any other Transaction Document or any other document, agreement, instrument or certificate (including any Letter of Transmittal) delivered pursuant to this Agreement and the transactions contemplated hereby. For the avoidance of doubt, the representations and warranties set forth in any Letter of Transmittal shall only be made by the Stockholder signatory thereto and shall not be considered or deemed to be made by any other Person, including the Company and any of its Subsidiaries or any other Stockholder.

ARTICLE VI

COVENANTS OF THE COMPANY

6.01    Conduct of the Business.

(a)    From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement pursuant to Section 8.01, except as otherwise provided for by this Agreement (including the Disclosure Schedules), as necessary to comply with any applicable Laws or Orders, or consented to in writing by Parent (which consent will not be unreasonably withheld, delayed or conditioned), the Company will conduct its business and the businesses of its Subsidiaries in the ordinary course of business consistent with past practice, using its commercially reasonable efforts to (i) preserve intact its present business organization, (ii) maintain in effect all of its material foreign, federal, state and local licenses, permits, consents, franchises, approvals and authorizations, (iii) maintain reasonably satisfactory relationships with its directors, officers and senior executives, (iv) maintain reasonably satisfactory relationships with its customers, lenders, suppliers and others having material business relationships with it, (v) manage its working capital (including the timing of collection of accounts receivable and payment of accounts payable) and the amount and incurrence of its deferred revenues in the ordinary course of business consistent with past practice, and (vi) continue to make capital expenditures in the ordinary course of business and consistent with past practice. For the avoidance of doubt, nothing in this Agreement will limit the ability of the Company and the Company's board of directors to accelerate the vesting of any Restricted Shares or Options prior to the Closing Date.

(b)    From the date hereof until the Closing Date, except as otherwise provided for by this Agreement, as set forth on Schedule 6.01(b), as necessary to comply with any applicable Laws or Orders, or consented to in writing by Parent (which consent will not be unreasonably withheld, delayed or conditioned), the Company will not, and will not permit any of its Subsidiaries to, take any action which, if taken after the Balance Sheet Date and prior to the date of this Agreement, would be required to be disclosed on Schedule 4.08.

6.02    Access to Books and Records. From the date hereof until the Closing Date, the Company will provide Parent and its authorized representatives ("Parent's Representatives") with access during normal business hours and upon reasonable notice to the offices, properties, officers, books and records of the Company and its Subsidiaries in order for Parent to have the opportunity to make such investigation as it reasonably desires to make of the affairs of the Company and its Subsidiaries; provided that (a) such access does not unreasonably interfere with the normal operations of the Company and its Subsidiaries, (b) such access occurs in such a manner as the Company reasonably determines to be appropriate to protect the confidentiality of the transactions contemplated by this Agreement and (c) all requests for such access will be directed to Larry Berran or such other Person as the Company or the Representative may designate in writing from time to time (the "Designated Contacts"). Notwithstanding anything to the contrary in this Agreement, neither the Company nor its Subsidiaries will be required to disclose any information to Parent or Parent's Representatives if such disclosure would be reasonably likely to (i) jeopardize any attorney client or other legal privilege, (ii) contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the date hereof or (iii) cause significant competitive harm to the Company or its Subsidiaries if the transactions contemplated by this Agreement are not consummated; provided, that the Company and its Subsidiaries shall take commercially reasonable measures to permit the compliance with this Section 6.02 in a manner that avoids any such harm or consequence set forth in the foregoing clauses (i), (ii) or (iii). The Company does not make any representation or warranty as to the accuracy of any information (if any) provided pursuant to this Section 6.02, and Parent may not rely on the accuracy of any such information, in each case other than as expressly set forth in the Company's representations and warranties contained in Article IV. Other than the Designated Contacts, Parent is not authorized to and will not (and will cause Parent's Representatives not to) contact any officer, director, employee, customer, supplier, lessor, lender or other material business relation of the Company or any of its Subsidiaries prior to the Effective Time without the prior written consent of the Company or the Representative; provided that, such Person is not a customer, supplier, lessor, lender, representative or other material business relation of Parent and such contact does not reference or otherwise relate to the transactions contemplated hereby and is in the ordinary course of Parent's business, consistent with past practice. The information provided pursuant to this Section 6.02 will be governed by all the terms and conditions of the Mutual Non-Disclosure Agreement, dated June 10, 2019, by and between Parent and the Company (the "Confidentiality Agreement"). Parent acknowledges that it remains bound by the Confidentiality Agreement. Additionally, if this Agreement is terminated pursuant to Section 8.01, the Confidentiality Agreement will survive the termination of this Agreement for the period set forth in the Confidentiality Agreement.

6.03    Regulatory Filings.

(a)    The Company will, within five (5) Business Days after the date hereof, make or cause to be made all filings and submissions under any antitrust, competition and similar legislation or regulations, including the HSR Act (to the extent required filings or submissions have not been made prior to the date hereof), applicable to the Company and its Subsidiaries for the consummation of the transactions contemplated herein. Subject to applicable Laws relating to the exchange of information, Parent will have the right to review in advance, and to the extent practicable will consult with the Company on, all the information that appears in any such filings. In exercising the foregoing right, Parent will act reasonably and as promptly as practicable. All fees and other payments to Governmental Bodies incurred in connection with (i) this Section 6.03(a) and (ii) Section 7.04(a) (together with the aggregate amount of all fees and other payments made in connection with the filing of a Notification and Report Form pursuant to the HSR Act, the "Filing Fees") shall be borne 50% by Parent and 50% by the Company. The Company will cause the filings under the HSR Act to be considered for grant of "early termination."

(b)    Subject to the proviso to Section 7.04(d), which shall be incorporated herein, mutatis mutandis, the Company will, and will cause its Affiliates to, use commercially reasonable efforts to (i) promptly take any and all steps necessary to obtain all authorizations, clearances, consents, orders, waivers and other approvals in connection with the filings under Section 6.03(a), and will comply with any additional requests for information, including requests for production of documents and production of witnesses for interviews or depositions by any Governmental Bodies, in connection with the filings under Section 6.03(a) and (ii) obtain any third-party consents or waivers required pursuant to the terms of any Contracts set forth on Schedule 6.03(b); provided, that, such commercially reasonable efforts shall not include any requirement of the Company or any of its Affiliates to expend money, to induce a third party to grant a consent, to commence, defend or participate in any litigation or offer or grant any accommodation (financial or otherwise) to any third Person or contract counterparty.

(c)    The Company will keep Parent reasonably apprised of the status of all filings and submissions referred to in Section 6.03(a), including furnishing Parent with copies of notices or other communications received by the Company in connection therewith. The Company will not permit any of its representatives to participate in any meeting with any Governmental Body in respect of such filings and submissions unless it consults with Parent in advance and, to the extent permitted by such Governmental Body, gives Parent the opportunity to attend and participate thereat.

6.04    Conditions. The Company will use commercially reasonable efforts to cause the conditions set forth in Section 3.01 to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction or waiver of the conditions set forth in Article III (other than those to be satisfied at the Closing). Parent acknowledges that certain consents and waivers with respect to the Merger may be required from parties to contracts or agreements (including the Contracts) to which the Company or a Subsidiary is a party and that such consents and waivers may have not been obtained. Parent agrees that the Company and its Affiliates shall not have any Liability whatsoever to Parent arising out of or relating to the failure to obtain any such consents or waivers that may be required in connection with the Merger or because of the termination of any contract or agreement (including any Contract) as a result thereof. Parent further agrees that no representation, warranty or covenant of the Company contained herein shall be breached or deemed breached, and no condition shall be deemed not satisfied, solely as a result of (a) the failure to obtain any such consent or waiver, (b) any such termination or (c) any action commenced or threatened in writing by or on behalf of any Person arising out of or relating to the failure to obtain any such consent or any such termination.

6.05    Exclusive Dealing. During the period from the date hereof through the Closing or the earlier termination of this Agreement pursuant to Section 8.01, except in connection with any exercise of Options, the Company and its Subsidiaries (x) will not, and the Company will instruct its agents and representatives not to, solicit, encourage, initiate or engage in discussions or negotiations with, or provide any information to, and (y) will terminate, and will direct its agents and representatives to terminate, all existing discussions or negotiations with, or provision of information to, in each case, any third party (other than Parent, Merger Sub, Parent's Representatives and, solely in relation to the transactions contemplated by this Agreement, the Stockholders and the Optionholders) concerning any purchase of the Company Shares or any merger, sale of all or substantially all of the assets of the Company and its Subsidiaries or similar transactions involving the Company (other than assets sold in the ordinary course of business).

6.06    Termination of Certain Agreements. Prior to the Closing, the Company and each of its Subsidiaries (on its own behalf and on behalf of its Affiliates) will terminate effective as of the Closing any contract, arrangement, or account between the Company or any of its Subsidiaries, on the one hand, and any Related Party, on the other hand, to be terminated, released, canceled, paid or otherwise settled prior to the Closing Such contracts, arrangements and accounts will be of no further force or effect, and neither the Company nor any Company Subsidiary shall have any Liability thereunder or with respect thereto, from and after the Closing, in all cases excluding (i) those contracts, arrangements or accounts set forth on Schedule 4.19 marked with an asterisk (*), (ii) any employment, severance, indemnification or other similar arrangements with directors, officers or employees of the Company or any of its Subsidiaries, (iii) compensation for services performed by a Related Party as director, officer or employee of the Company or any Company Subsidiary and amounts reimbursable for routine travel and other business expenses in the ordinary course of business and (iv) any of the Transaction Documents.

ARTICLE VII

COVENANTS OF PARENT

7.01    Access to Books and Records. From and after the Closing, Parent will, and will cause the Surviving Corporation to, provide the Representative and its authorized representatives with reasonable access (for the purpose of examining and copying), during normal business hours and upon reasonable notice, to the books and records of the Company and its Subsidiaries with respect to periods or occurrences prior to or on the Closing Date in connection with any matter relating to or arising out of this Agreement or the transactions contemplated hereby; provided, that (a) such access does not unreasonably interfere with the normal business operations of Parent and the Surviving Corporation and (b) such access occurs in such a manner as Parent reasonably determines to be appropriate to protect the confidentiality of the transactions contemplated by this Agreement and the information provided to Representative. Notwithstanding anything to the contrary in this Agreement, neither the Parent or the Surviving Corporation will be required to disclose any information to Representative or Representative's representatives if such disclosure would (i) jeopardize any attorney-client or other legal privilege or (ii) contravene any applicable Law, fiduciary duty or binding agreement entered into by the Company or any Company Subsidiary; provided, that Parent, the Surviving Corporation and its Subsidiaries shall take commercially reasonable measures to permit the compliance with this Section 7.01 in a manner that avoids any such harm or consequence set forth in the foregoing clauses (i) and (ii). Neither Parent nor the Surviving Corporation makes any representation or warranty as to the accuracy of any information (if any) provided pursuant to this Section 7.01, and

Representative may not rely on the accuracy of any such information, in each case other than as expressly set forth in Parent's representations and warranties contained in Article V. Unless otherwise consented to in writing by the Representative, Parent will use commercially reasonable efforts not to, and will not permit the Surviving Corporation to, until the expiration of the later of (a) the seventh (7th) anniversary of the Closing Date or (b) the date on which Taxes may no longer be assessed under the applicable statutes of limitation, including any waivers or extensions thereof, to destroy, alter or otherwise dispose of any of the books and records of the Surviving Corporation or its Subsidiaries for any period prior to the Closing Date without first giving reasonable prior notice to the Representative and offering to surrender to the Representative (on behalf of the Stockholders and Optionholders) such books and records or any portion thereof which Parent or the Surviving Corporation may intend to destroy, alter or dispose of.

7.02    Director and Officer Liability and Indemnification.

(a)    For a period of six (6) years after the Closing, Parent will not, and will not permit the Surviving Corporation or any of its Subsidiaries to, amend, repeal or otherwise modify any provision in the Company's or any of its Subsidiaries' certificate of incorporation or bylaws (or equivalent governing document) or any agreement relating to the exculpation or indemnification of any officers and/or directors (unless required by Law), it being the intent of the parties that the officers and directors of the Company and its Subsidiaries will continue to be entitled to such exculpation and indemnification to the fullest extent permitted by applicable Law.

(b)    In addition to the other rights provided for in this Section 7.02(b) and not in limitation thereof, from and after the Closing, the Surviving Corporation will and Parent will cause the Surviving Corporation and the Subsidiaries (each, a "D&O Indemnifying Party") to, to the fullest extent permitted by applicable Law, (i) indemnify and hold harmless (and release from any Liability to Parent or the Surviving Corporation or any of the Subsidiaries), current and former officers and directors of the Company or its Subsidiaries (each, a "D&O Indemnitee") against all D&O Expenses (as defined below), losses, claims, damages, judgments or amounts paid in settlement (collectively, "D&O Costs") in respect of any threatened, pending or completed claim, action, suit or proceeding, whether criminal, civil, administrative or investigative, based on or arising from or relating to the fact that such Person is or was a director or officer of the Company or any of the Subsidiaries arising out of acts or omissions occurring on or prior to the Closing (including in respect of acts or omissions in connection with this Agreement and the transactions contemplated thereby) (a "D&O Indemnifiable Claim") and (ii) advance to such D&O Indemnitees all D&O Expenses incurred in connection with any D&O Indemnifiable Claim (including in circumstances where the D&O Indemnifying Party has assumed the defense of such claim) promptly after receipt of reasonably detailed statements therefor; provided, however, that the Person to whom D&O Expenses are to be advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification. Any D&O Indemnifiable Claims will continue until such D&O Indemnifiable Claim is disposed of or all Orders in connection with such D&O Indemnifiable Claim are fully satisfied. For the purposes of this Section 7.02(b), "D&O Expenses" will include attorneys' fees and all other costs, charges and expenses paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, to be a witness in or participate in any D&O Indemnifiable Claim, but will exclude losses, judgments and amounts paid in settlement (which items are included in the definition of D&O Costs).

(c)    At the Closing, Parent will cause the Company to obtain and maintain irrevocable "tail" insurance policies (the "D&O Tail Policies") naming the D&O Indemnitees as direct beneficiaries with a claims period of at least six (6) years from the Closing Date from an insurance carrier with the same or better credit rating as the Company's current insurance carrier with respect to directors' liability insurance in an amount and scope at least as favorable as the Company's existing policies with respect to matters existing or occurring at or prior to the Closing Date. Parent will not, and will cause the Surviving Corporation not to, cancel or change such insurance policies in any respect.

(d)    In the event that all or substantially all of the assets of the Surviving Corporation are sold, whether in one transaction or a series of transactions, then Parent and the Surviving Corporation will, in each such case, ensure that proper provisions are made such that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 7.02. The provisions of this Section 7.02(d) will apply to all of the successors and assigns of the Surviving Corporation.

(e)    The obligations of Parent, the Surviving Corporation and their Subsidiaries under this Section 7.02 will not be terminated or modified in such a manner as to adversely affect any Person to whom this Section 7.02 applies without the consent of such affected Person.

7.03    Employee Matters. Parent will or will cause the Surviving Corporation to provide employees of the Company and its Subsidiaries ("Company Employees") as of the Closing Date with compensation (including bonuses) and benefits no less favorable in the aggregate than those in effect immediately prior to the Closing Date for a period of at least 12 months following the Closing Date. Parent further agrees that, from and after the Closing Date, Parent will, or will cause the Surviving Corporation to, grant all Company Employees credit for any service with the Company or any of its Subsidiaries earned prior to the Closing Date for eligibility and vesting purposes and for determining vacation accrual, severance benefits and other benefits under any benefit or compensation plan, program, agreement or arrangement that may be established or maintained by Parent, the Surviving Corporation or any of their Affiliates on or after the Closing Date (the "New Plans"), except not for benefit accrual purposes under any defined benefit pension plan, or if such service credit would result in the duplication of benefits. In addition, Parent will or will cause the Surviving Corporation to (a) waive all pre-existing condition exclusion and actively-at-work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any New Plans to the extent waived or satisfied by an employee under any Employee Benefit Plan as of the Closing Date, and (b) take into account any covered expenses incurred on or before the Closing Date by any Company Employee (or covered dependent thereof) for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Closing Date under any applicable New Plan. No provision of this Section 7.03 will create any third party beneficiary rights in any Company Employee or any other current or former employee, director or consultant of the Company or its Subsidiaries (other than a party to this Agreement) in respect of continued employment (or resumed employment) or any other matter or shall be deemed an amendment of any Employee Benefit Plan, any New Plan or any other employee benefit plan or agreement.

7.04    Regulatory Filings.

(a)    Parent will, within five (5) Business Days after the date hereof, make or cause to be made all filings and submissions under any antitrust, competition and similar legislation or regulations, including the HSR Act (to the extent required filings or submissions have not been made prior to the date hereof), applicable to Parent and its Affiliates for the consummation of the transactions contemplated herein. Subject to applicable Laws relating to the exchange of information, the Company will have the right to review in advance, and to the extent practicable will consult with Parent on, all the information that appears in any such filings. In exercising the foregoing right, the Company will act reasonably and as promptly as practicable. Parent will cause the filings under the HSR Act to be considered for grant of "early termination."

(b)    Parent will comply with any additional requests for information, including requests for production of documents and production of witnesses for interviews or depositions by any Governmental Bodies, in connection with the filings under Section 7.04(a).

(c)    Parent will keep the Company reasonably apprised of the status of all filings and submissions referred to in Section 7.04(a), including furnishing the Company with copies of notices or other communications received by Parent in connection therewith. Parent will not permit any of Parent's Representatives to participate in any meeting with any Governmental Body in respect of such filings and submissions unless, to the extent permitted by such Governmental Body, it consults with the Company in advance and gives the Company the opportunity to attend and participate thereat.

(d)    Parent will, and will cause its Affiliates to, use reasonable best efforts to promptly take any and all steps necessary to obtain all authorizations, clearances, consents, orders, waivers and other approvals of, and file all notices with, all Governmental Bodies and officials that may be or become necessary for the execution, delivery or performance of, and the consummation of the transactions contemplated by, this Agreement and will cooperate fully with the other parties hereto in promptly seeking to obtain all such authorizations, clearances, consents, orders, waivers and other approvals and filing such notices; provided that neither Parent nor any of its Affiliates will be obligated to (and, without Parent's prior written consent, neither the Company nor any of its Subsidiaries will) (x) enter into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Body in connection with the transactions contemplated hereby, to divest, license, dispose of, transfer or otherwise hold separate (including by establishing a trust or otherwise), with respect to, any of its, the Company's, any of the Company's Subsidiaries' or any of their respective Affiliates' businesses, assets or properties (or any portion thereof), (y) accept any condition, limitation, obligation, commitment or requirement or take any other action imposed or proposed by any Governmental Body that materially restricts or limits its, the Company's, any of the Company's Subsidiaries' or any of their Affiliates' freedom of action or operation of their respective businesses at such time or in the future or (z) contest, administratively (through the initiation, response or defense of a legal action) or in court, any Order or other action of any Governmental Body respecting the transactions contemplated by this Agreement.

7.05    Conditions. Subject to the proviso to Section 7.04(d), Parent will use its commercially reasonable efforts to cause the conditions set forth in Section 3.02 to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction or waiver of the conditions set forth in Article III (other than those to be satisfied at the Closing).

7.06    Acknowledgment of Parent and Merger Sub. Each of Parent and Merger Sub acknowledges that it has conducted to its satisfaction, an independent investigation of the financial condition, results of operations, assets, Liabilities, properties and projected operations of the Company and its Subsidiaries in making its determination to proceed with the transactions contemplated by this Agreement, and Parent and Merger Sub have relied on the results of their own independent investigation and the representations and warranties of the Company expressly and specifically set forth in Article IV, as qualified by the Disclosure Schedules, of the Stockholders in the Letters of Transmittal and Restrictive Covenant Agreements, as applicable, and the Optionholders in the Restrictive Covenant Agreements, as applicable. In connection with Parent's and Merger Sub's investigation of the Company and its Subsidiaries, each of Parent and Merger Sub has received or may receive from the Company and its Subsidiaries certain projections, forward looking statements, other forecasts, including projected statements of operating revenues and income from operations of the Company and its Subsidiaries, and certain business plan information. Each of Parent and Merger Sub acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that each of Parent and Merger Sub is familiar with such uncertainties and that each of Parent and Merger Sub is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including, without limitation, the reasonableness of the assumptions underlying such estimates, projections, forecasts and plans). Accordingly, each of Parent and Merger Sub hereby acknowledges that none of the Company, its Subsidiaries, the Stockholders or Optionholders, nor any member, partner, officer, director, employee or agent of any of the foregoing, whether in an individual, corporate or any other capacity, is making any representation or warranty with respect to such estimates, projections and other forecasts and plans (including, without limitation, the reasonableness of the assumptions underlying such estimates, projections, forecasts and plans), and each of Parent and Merger Sub is not relying on, such estimates, projections, forecasts or plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans).

ARTICLE VIII

TERMINATION

8.01    Termination. This Agreement may be terminated at any time prior to the Closing:

(a)    by the mutual written consent of Parent and the Representative (on behalf of the Stockholders, Optionholders and the Company);

(b)    by Parent, if there has been a material violation or breach by the Company of any covenant, representation or warranty contained in this Agreement such that the conditions to the obligations of Parent and Merger Sub as set forth in Section 3.01 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, and such violation or breach has not been waived by Parent or cured by the Company within fifteen (15) days after receipt by the Representative of written notice thereof from Parent; provided, that the right to terminate this Agreement pursuant to this Section 8.01(b) shall not be available to Parent at any time that Parent or Merger Sub has materially violated, or is in material breach of, any covenant, representation or warranty hereunder, if such violation or breach has prevented satisfaction of the Company's conditions to Closing hereunder (and has not been waived by the Company);

(c)    by the Representative (on behalf of the Stockholders, Optionholders and the Company), if there has been a material violation or breach by Parent or Merger Sub of any covenant, representation or warranty contained in this Agreement such that the conditions to the obligations of the Company at the Closing as set forth in Section 3.02 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, and such violation or breach has not been waived by the Representative or cured by Parent within fifteen (15) days after receipt by Parent of written notice thereof by the Representative; provided that a breach by Parent of Section 5.08 or the failure to deliver the Merger Consideration at the Closing as required hereunder must be cured within two Business Days after the last date that the Closing may occur pursuant to Section 1.11 unless otherwise agreed to in writing by the Representative; provided, further that the right to terminate this Agreement pursuant to this Section 8.01(c) shall not be available to the Representative at any time that the Company has materially violated, or is in material breach of, any covenant, representation or warranty hereunder if such violation or breach has prevented satisfaction of Parent's and Merger Sub's conditions to Closing hereunder (and has not been waived by Parent or Merger Sub);

(d)    by Parent, if the transactions contemplated hereby have not been consummated on or before November 30, 2019; provided that Parent will not be entitled to terminate this Agreement pursuant to this Section 8.01(d) if either (i) Parent's or Merger Sub's breach of this Agreement has been the principal cause preventing the consummation of the transactions contemplated hereby or (ii) the Company or the Representative is seeking specific performance pursuant to Section 11.19 hereof;

(e)    by the Representative (on behalf of the Stockholders, Optionholders and the Company), if the transactions contemplated hereby have not been consummated on or before November 30, 2019; provided that the Representative will not be entitled to terminate this Agreement pursuant to this Section 8.01(e) if the Representative's or the Company's breach of this Agreement has been the principal cause preventing the consummation of the transactions contemplated hereby;

(f)    by either Parent or the Representative (on behalf of the Stockholders, Optionholders and the Company), if any Governmental Body has issued an Order or taken any other action restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and such Order or other action has become final and non-appealable; or

(g)    by Parent or the Company, if, within three Business Days of the date of this Agreement, the Written Consent evidencing the Requisite Stockholder Approval has not been executed and delivered to Parent and, as of the time of such termination, the Written Consent has not been so executed and delivered.

8.02    Effect of Termination. In the event this Agreement is terminated by either Parent or the Representative as provided above, the provisions of this Agreement will immediately become void and of no further force and effect (other than this Section 8.02 and Article XI which will survive the termination of this Agreement, and other than the last sentence of Section 6.02 above which will survive the termination of this Agreement in accordance with its terms), and there will be no Liability on the part of any of Parent, Merger Sub, the Company, the Stockholders or Optionholders to one another, except in the case of Company and Parent, for willful breaches of this Agreement prior to the time of such termination. For purposes of clarification, the parties hereto agree that (a) if Parent and Merger Sub do not close the transactions contemplated hereby in circumstances in which all of the closing conditions set forth in Section 3.01 have been satisfied or waived by the Company (other than conditions which, by their nature, are to be performed at the Closing), such failure or refusal to close shall be deemed to be a willful breach of this Agreement by Parent and (b) if the Company does not close the transactions contemplated hereby in circumstances in which all of the closing conditions set forth in Section 3.02 have been satisfied or waived by Parent and Merger Sub (other than conditions which, by their nature, are to be performed at the Closing), such failure or refusal to close shall be deemed to be a willful breach of this Agreement by Company. In addition to the foregoing, no termination of this Agreement will affect the rights or obligations of any party hereto pursuant to the Confidentiality Agreement, which rights, obligations and agreements will survive the termination of this Agreement in accordance with its terms.

ARTICLE IX

ADDITIONAL COVENANTS
9.01    Tax Matters.

(a)    Transfer Taxes. Parent will bear fifty percent (50%) of any real or personal property, transfer, documentary, conveyance, stamp, stock transfer or other similar Tax imposed on the Company and its Subsidiaries or one or more Stockholders or Optionholders as a result of the transactions contemplated by this Agreement, and any penalties, interest or additions to Tax with respect thereto (collectively, "Transfer Taxes"). The Representative, the Stockholders and the Optionholders agree to cooperate with Parent in the filing of any returns with respect to the Transfer Taxes, including promptly supplying any information in their possession that is reasonably necessary to complete such returns.

(b)    Non-Avoidance. Parent will not take any action with respect to the Company and will cause the Company and its Subsidiaries not to take any action that would cause the transactions contemplated by this Agreement to constitute part of a transaction that is the same as, or substantially similar to, the "Intermediary Transaction Tax Shelter" described in Internal Revenue Service Notices 2001-16 and 2008-111.

(c)    Tax Elections. Parent will not make any election under Code Section 338 or Section 336 (or any similar provisions under state, local, or foreign Law) with respect to the acquisition of the Company and its Subsidiaries.

(d)    Straddle Period Allocation. To the extent it is necessary for purposes of this Agreement to determine the allocation of Taxes or Tax refunds or credits among a Straddle Period, the amount of any Taxes based on or measured by income, receipts, payroll, or sales of the Company and its Subsidiaries for the Pre-Closing Tax Period will be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass through entity in which the Company or any of its Subsidiaries holds a beneficial interest will be deemed to terminate at such time) and the amount of other Taxes of the Company and its Subsidiaries for a Straddle Period that relates to the Pre-Closing Tax Period will be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period. All determinations necessary to give effect to the allocation set forth in the foregoing sentence shall be made in a manner consistent with prior practice of the Company and its Subsidiaries.

(e)    Assistance and Cooperation. After the Closing Date, each of the Representative and Parent will (and will cause their respective Affiliates to):

(i) timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to, Transfer Taxes described in Section 9.01(a);

(ii) make available to the other and to any tax authority as reasonably requested all information, records, and documents relating to Taxes of the Company and its Subsidiaries relating to Pre-Closing Tax Periods; and

(iii) upon reasonable request, furnish the other with copies of all correspondence received from any tax authority in connection with any Tax audit or information request with respect to any Pre-Closing Tax Period.

9.02    280G. The Company shall, prior to the Closing Date seek to obtain the approval of the Stockholders (in accordance with the requirements of Section 280G(b)(5)(B) of the Code and the regulations promulgated pursuant thereto) with respect to any payments to be made by the Company and its Subsidiaries or Parent or its Affiliates with respect to arrangements in place at the Closing that would, absent Stockholder approval, be excess parachute payments as a result of the transactions contemplated hereby; provided, however, that to the extent that any contract, agreement or plan is entered into by Parent, the Company or any of their Affiliates and a "disqualified individual" (as defined in Section 280G of the Code) in connection with the transactions contemplated by this Agreement on or before the Closing Date, Parent shall provide a copy of such contract, agreement or plan to the Company and the Representative at least 15 days before the Closing Date and shall cooperate with the Company in good faith in order to calculate or determine the value (for the purposes of Section 280G of the Code) of any payments or benefits granted or contemplated therein, which may be paid or granted in connection with the transactions contemplated by this Agreement that could constitute a "parachute payment" under Section 280G of the Code. Prior to such Stockholder approval, the Company shall use commercially reasonable efforts to obtain waivers from such individuals, such that unless such payments are approved by the Stockholders to the extent and in the manner required under Sections 280G(b)(5)(A)(ii) and 280G(b)(5)(B) of the Code, no such waived payments shall be made. For the avoidance of doubt, the Closing shall not be conditioned on such vote described in this Section 9.02 occurring or receiving Stockholder approval for any such payments.

9.03    Further Assurances. From time to time, as and when requested by any party hereto and at such party's expense, any other party will execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, all such further or other actions as such requesting party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.

9.04    401(k) Plan Termination. Effective no later than the day immediately preceding the Closing Date but contingent on the occurrence of the Closing, the Company and each Company Subsidiary, as applicable, shall cause to be adopted resolutions terminating each plan intended to include a Code Section 401(k) arrangement (each, a "401(k) Plan") and shall provide Parent with copies of such adopted resolutions. As soon as reasonably practicable after the Closing (and after all required testing has been performed and corrective contributions and distributions, if any, have been made), but in no event later than the one-year anniversary of the Closing Date, Parent shall, and shall cause the Surviving Corporation and Company or applicable Company Subsidiary, to take all actions necessary to wind up each 401(k) Plan that is so terminated in accordance with its terms and applicable Law. If any amounts accrued under any 401(k) Plan are withheld from such 401(k) Plan participants' paychecks three Business Days or less prior to the Closing Date, and if such amounts are not remitted to such 401(k) Plan by either the Company or the applicable Company Subsidiary prior to the Closing, Parent shall cause the Surviving Corporation or the Company or the applicable Company Subsidiary to remit such amounts to such 401(k) Plan. As soon as reasonably practicable following the Closing Date, Parent shall (i) permit each Company Employee who was a participant in or eligible to participate in, any 401(k) Plan prior to the Closing to immediately following the Closing be eligible to participate in a tax-qualified defined contribution retirement plan established or designated by Parent (the "Parent 401(k) Plan"); provided that such Company Employee meets the eligibility criteria of the Parent 401(k) Plan (taking into account to the service crediting provisions of Section 7.03), and (ii) take any and all actions as may be necessary, appropriate and/or required to permit each Company Employee to make rollover contributions of "eligible rollover distributions" (within the meaning of Section 402(f)(2) of the Code, and including plan loans) to the Parent 401(k) Plan in an amount equal to the eligible rollover distribution portion of the account balance distributed to such Company Employee from any 401(k) Plan (including plan loans).

9.05    Disclosure Generally. All Disclosure Schedules attached hereto are incorporated herein and expressly made a part of this Agreement as though completely set forth herein. Subject to the final sentence of Section 11.08, all references to this Agreement herein or in any of the Disclosure Schedules will be deemed to refer to this entire Agreement, including all Disclosure Schedules.

9.06    Provision Respecting Legal Representation. Each of the parties to this Agreement hereby agrees, on its own behalf and on behalf of its directors, members, partners, officers, employees and Affiliates, that Kirkland & Ellis LLP may serve as counsel to each and any Stockholder or Optionholder and their respective Affiliates (collectively, the "Stockholder Group"), on the one hand, and the Company and its Subsidiaries, on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and that, following consummation of the transactions contemplated hereby, Kirkland & Ellis LLP (or any successor) may serve as counsel to the Stockholder Group or any director, member, partner, officer, employee or Affiliate of the Stockholder Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding such prior representation of the Company and its Subsidiaries and each of the parties hereto hereby consents thereto and waives any conflict of interest arising therefrom, and each of such parties will cause any Affiliate thereof to consent to waive any conflict of interest arising from such representation. Parent and the Company (on behalf of itself and its Subsidiaries) hereby (a) waive any claim they have or may have that Kirkland & Ellis LLP has a conflict of interest or is otherwise prohibited from engaging in such representation and (b) agree that, in the event that a dispute arises after the Closing between Parent, the Company or any Subsidiary and any member of the Stockholder Group, Kirkland & Ellis LLP may represent any member of the Stockholder Group in such dispute even though the interests of such Person(s) may be directly adverse to Parent, the Company or its Subsidiaries and even though Kirkland & Ellis LLP may have represented the Company or its Subsidiaries in a matter substantially related to such dispute. Parent and the Company (on behalf of itself and its Subsidiaries) also further agree that, as to all communications among Kirkland & Ellis LLP and the Company, its Subsidiaries, and the Stockholder Group that relate in any way to the transactions contemplated by this Agreement, the attorney-client privilege and the expectation of client confidence belongs to the Stockholder Group and may be controlled by the Representative (on behalf of the Stockholder Group) and will not pass to or be claimed by Parent, the Company or any of its Subsidiaries. Notwithstanding the foregoing, in the event that a dispute arises between Parent, the Company or any of its Subsidiaries and a third party other than a party to this Agreement after the Closing, the Company and its Subsidiaries may assert the attorney-client privilege to prevent disclosure of confidential communications by Kirkland & Ellis LLP to such third party; provided, however, that neither the Company nor any such Subsidiary may waive such privilege without the prior written consent of the Representative (on behalf of the Stockholder Group).

ARTICLE X

DEFINITIONS

10.01    Definitions. For purposes hereof, the following terms when used herein will have the respective meanings set forth below:

"Accounting Principles" shall mean in accordance with GAAP as in effect at the Closing Date, using and applying the same accounting methods, principles or practices (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied in the preparation of the Sample Working Capital Statement and by the Company in the preparation of the Audited Financial Statements and the Balance Sheet; provided, that if such accounting methods, principles or practices and GAAP are inconsistent, the accounting methods, principles or practices used in the preparation of the Audited Financial Statements, the Balance Sheet and the Sample Working Capital Statement shall control; provided, further, that the Accounting Principles (a) shall not include any purchase accounting or other adjustment arising out of the consummation of the transactions contemplated by this Agreement, (b) shall be based on facts and circumstances as they exist prior to the Closing and shall exclude the effect of any act, decision or event occurring on or after the Closing, (c) shall follow the defined terms contained in this Agreement, (d) shall calculate any reserves, accruals or other non-cash expense items on a pro rata (as opposed to monthly accrual) basis to account for a Closing that occurs on any date other than the last day of a calendar month and (e) shall, notwithstanding anything in the foregoing to the contrary, calculate Company Net Working Capital in accordance with ASC 605, and not ASC 606.

"Affiliate" of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where "control" means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

"Anti-Corruption Laws" means the U.S. Foreign Corrupt Practices Act, UK Bribery Act, and all other applicable anti-corruption Laws.

"Business Day" means any day, other than a Saturday, Sunday, or any other date in which banks located in New York, New York or San Francisco, California are closed for business as a result of federal, state or local holiday.

"Cash" means all cash and cash equivalents, all restricted cash (including all cash posted to support letters of credit, performance bonds or other similar obligations), marketable securities (to the extent classified as cash equivalents in accordance with the Accounting Principles) and deposits with third parties (including landlords) of the Company and its Subsidiaries, in each case determined in accordance with the Accounting Principles; provided that any of the foregoing that is denominated in a currency other than U.S. dollars shall be converted into U.S. dollars for all purposes of this Agreement at the exchange rate for such currency as published in the Wall Street Journal on the relevant calculation date. For the avoidance of doubt, Cash will (a) be calculated net of issued but uncleared checks and drafts and will include checks, other wire transfers and drafts deposited or available for deposit for the account of the Company or any of its Subsidiaries, except in each case to the extent included in the calculation of Company Working Capital such that the inclusion of such checks, other wire transfers or drafts would result in double counting, and (b) exclude cash held in escrow in connection with the acquisition undertaken by the Company of 22222 Ontario Inc. (formerly known as BlueSun) pursuant to the Stock Purchase Agreement dated March 14, 2019 by and among iPipeline Acquisition Company Inc., the shareholders of 2222289 Ontario, Inc. and Simon Tomlinson, as the sellers representative, all right, title and interest to which cash held in escrow shall be retained by the Company or any Company Subsidiary.

"Certificate of Incorporation" means the Amended and Restated Certificate of Incorporation of the Company, as amended, restated or modified from time to time.

"Code" means the Internal Revenue Code of 1986, as amended.

"Common Shares" means the shares of the Company's Common Stock, par value
$0.001 per share.

"Company Equity Plans" means the iPipeline Holdings, Inc. 2017 Stock Option and Grant Plan (as amended from time to time in accordance with its terms), and any other equity plan of the Company providing for the grant or issuance of incentive equity (including Options or Restricted Shares).

"Company Fundamental Representations" means the representations and warranties set forth in 4.01 (Organization and Qualification; Subsidiaries), Section 4.02 (Authorization), Section 4.03(a) (Non-Contravention of Organizational Documents), Section 4.05 (Capitalization) and Section 4.21 (Brokers), collectively.

"Company Owned IP" means any and all Intellectual Property owned or purported to be owned by the Company or any Company Subsidiary.

"Company Products" means the current versions of all Software as a service products owned by the Company or any of its Subsidiaries and that are currently: (i) sold or licensed by the Company or any of its Subsidiaries to a third Person; and (ii) supported or maintained by the Company or any of its Subsidiaries for a third Person.

"Company Shares" means, collectively, the Series A Preferred Shares and the Common Shares.

"Company Working Capital" means an amount calculated in accordance with the Accounting Principles, which, except as otherwise required by the Accounting Principles and except for adjustments indicated on the Sample Working Capital Statement, reflected as of the Reference Time, (a) the consolidated total current assets of the Company and the Company Subsidiaries set forth on the Sample Working Capital Statement (and excluding, for the avoidance of doubt, any assets included in the calculation of Cash and all income Tax and all deferred Tax assets), minus (b) the sum of (i) the consolidated total current Liabilities of the Company and the Company Subsidiaries set forth on the Sample Working Capital Statement (and excluding, for the avoidance of doubt, any Liabilities included in the calculation of Transaction Expenses or Indebtedness, all accrued bonus liabilities and all income Tax and all deferred Tax Liabilities), plus (ii) the consolidated short- and long-term portion of deferred revenues of the Company and the Company Subsidiaries set forth on the Sample Working Capital Statement.

"Employee Benefit Plan" means each "employee benefit plan" (as such term is defined in Section 3(3) of ERISA); and each other health, welfare, retirement, pension, profit-sharing, deferred compensation, severance, retention, change-of-control, bonus, incentive, commission, equity, phantom equity, other equity-based, and material fringe benefit plan, program, policy, agreement or arrangement, maintained, sponsored, contributed to, or required to be contributed to, by the Company or any Company Subsidiary for the benefit of any current or former employee, director, officer, or individual independent contractor or any dependent of any of the foregoing, or with respect to which the Company or any Company Subsidiary has or would reasonably expect to have any Liability, but excluding any such plan, program, policy, agreement or arrangement provided to employees outside of the United States that are required to be provided pursuant to applicable Law to the extent maintained or sponsored by a Governmental Body.

"Environmental Laws" means all federal, state, local and foreign Laws that are binding upon the Company or its Subsidiaries, concerning pollution or protection of the environment, including those relating to the generation, handling, transportation, disposal, or release of any Hazardous Substances, as such of the foregoing are promulgated and in effect on or prior to the Closing Date.

"ERISA" means the Employee Retirement Income Security Act of 1974, as
amended.

"GAAP" means generally accepted accounting principles as in effect in the United
States on the date hereof, applied in a manner consistent with the Company's past practice.

"Government Official" means any public or elected official or officer, employee (regardless of rank), or person acting in an official capacity on behalf of a national, provincial, or local government, including a department, agency, instrumentality, state-owned or state- controlled company, public international organization (such as the United Nations or World Bank), or non-U.S. political party, non-U.S. party official or any candidate for political office.

"Governmental Body" means any federal, state, local, municipal, foreign or other government or quasi-governmental authority or any department, agency, commission, board, subdivision, bureau, agency, instrumentality, court or other tribunal of any of the foregoing.

"Hazardous Substance" means petroleum or any hazardous substance as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA").

"HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

"Indebtedness" means, with respect to the Company and its Subsidiaries, the principal amount, plus any related accrued and unpaid interest, fees and prepayment premiums or penalties, of all (a) indebtedness for borrowed money or the deferred purchase price of property or services (but excluding trade payables, accrued expenses and similar obligations incurred in the ordinary course of business) owed by the Company or any of its Subsidiaries (provided that no holdback or escrow obligation in connection with the acquisition undertaken by the Company of 22222 Ontario Inc. (formerly known as BlueSun) pursuant to the Stock Purchase Agreement dated March 14, 2019 by and among iPipeline Acquisition Company Inc., the shareholders of 2222289 Ontario, Inc. and Simon Tomlinson, as the sellers representative will be considered to be Indebtedness so long as all right, title and interest in any such escrowed amount is retained by the Company or any Company Subsidiary), (b) indebtedness evidenced by any note, bond or debenture, (c) indebtedness pursuant to any letter of credit (solely to the extent drawn), (d) leases that are required to be capitalized in accordance with GAAP, (e) customer sales tax collected but not remitted, (f) deposits made to the Company or any Company Subsidiary in its capacity as a sub-lessor of leased real property (but only to the extent such deposits are included in Cash), (f) breakage costs payable upon termination, on the Closing Date, of any obligations of the Company or any of its Subsidiaries under any of the foregoing or any interest rate swap, currency swap, forward currency or interest rate contracts or other interest rate or currency hedging arrangements, (g) accrued and unpaid bonus Liabilities or similar compensation arrangements (without duplication of any amounts included as Transaction Expenses) calculated on a pro rata basis based on the number of days elapsed in the current calendar year through the Closing Date assuming full payout of such bonuses based on the achievement of all performance criteria relating thereto and (i) obligations of another Person of the kind described in the preceding clauses (a) through (g) guaranteed by the Company or any of its Subsidiaries; provided that, in no event shall the amounts taken into account in any calculation of Indebtedness pursuant to clauses (g) of this definition exceed $1,500,000 in the aggregate.. Notwithstanding the foregoing, Indebtedness does not include (i) any operating lease obligations, (ii) any intercompany obligations between or among the Company or any of its Subsidiaries, and (iii) any performance bonds, bankers acceptances or similar obligations.

"Intellectual Property" means all intellectual property or industrial property rights existing anywhere in the world associated with all: (i) patents and patent applications, including continuations, divisionals, continuations-in-part, reissues, reexaminations renewals, extensions, provisionals and nonprovisionals, and patents issuing thereon, (ii) trademarks, service marks, trade dress, logos, corporate names, trade names and Internet domain names, together with the goodwill associated with any of the foregoing, and all applications and registrations therefor, (iii) copyrights and registrations and applications therefor, works of authorship and moral rights, including Software, object code and source code and (iv) confidential and proprietary information, including trade secrets, discoveries, concepts, ideas, research and development, algorithms, know-how, formulae, inventions (whether or not patentable), processes, techniques, technical data, designs, drawings, specifications, databases, and customer lists, (v) inventions and all improvements thereto (whether or not patentable, reduced to practice or made the subject of one or more pending patent applications) and inventor's certificates, (vi) rights in all the foregoing provided by treaties, conventions and common law, and (vii) rights to sue or recover and retain damages and costs and attorneys' fees for past, present and future infringement or misappropriation of any of the foregoing.

"IT Assets" means computers, Software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation owned or controlled by the Company or any Company Subsidiary.

"knowledge" means, with respect to any Person, such Person's actual knowledge, assuming reasonable inquiry of their direct reports, without independent investigation; provided, that in the case of the Company, "the Company's knowledge" (and similar phrases) as used herein will mean the actual knowledge, assuming reasonable inquiry of their direct reports, without independent investigation, of any of Tim Wallace, Larry Berran, Kevin Kemmerer, Daphne Thomas or Brian Seidman.

"Law" means any law, rule, regulation, judgment, injunction, Order, decree or other restriction of any court or Governmental Body.

"Legal Proceeding" means any judicial, administrative or arbitral actions, suits, claims or proceedings (public or private) by or before a Governmental Body.

"Lien" means any mortgage, pledge, lien, encumbrance, charge or other security interest.
"Lower Target" means negative fifty million dollars (-$50,000,000).

"Material Adverse Effect" means any change, event, effect or circumstance (each, an "Effect") that, individually or in the aggregate, (x) has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (y) prevents or materially impairs or delays, or would reasonably be expected to prevent or materially impair or delay, the consummation of the Merger; provided, however, that solely for the purposes of the foregoing clause (x), none of the following, and no Effects arising out of or resulting from the following (in each case, by itself or when aggregated) will be deemed to be or constitute a Material Adverse Effect or will be taken into account when determining whether a Material Adverse Effect has occurred or may, would or could occur (subject to the limitations set forth below) to the extent arising out of any of the following:

(a)    changes in general economic conditions, or changes in conditions in the global, international or regional economy generally;

(b)    any actual or potential sequester, stoppage, shutdown, default or similar event or occurrence by or involving any governmental entity affecting a national or federal government as a whole;

(c)    any actual or potential break-up of any existing political or economic union of or within any country or countries or any actual or potential exit by any country or countries from, or suspension or termination of its or their membership in, any such political or economic union;

(d)    changes in conditions in the financial markets, credit markets or capital markets, including (1) changes in interest rates or credit ratings; (2) changes in exchange rates for the currencies of any country; or (3) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market;

(e)    changes in conditions in the industries in which the Company and its Subsidiaries conduct business, including changes in conditions in the software or data services industries generally or in labor markets for employees;

(f)    changes in regulatory, legislative or political conditions, including any trade wars or tariffs and any change in Law;

(g)    any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism (including by means of cyber-attack by or sponsored by a Governmental Body whether or not specifically targeted at the Company or the industry in which it operates), terrorism or military actions (including any escalation or general worsening of any such hostilities, acts of war, sabotage, cyberterrorism, terrorism or military actions);

(h)    earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, pandemics and other force majeure events;

(i)    changes or proposed changes in GAAP or other accounting standards or in any applicable Laws (or the enforcement or interpretation of any of the foregoing);

(j)    any Effect resulting from the negotiation, execution, delivery or performance of this Agreement or the announcement of this Agreement or the pendency of the Merger, including the impact thereof on the relationships, contractual or otherwise, of the Company and its Subsidiaries with employees, suppliers, lessors, customers, partners, vendors, regulators,

Governmental Bodies, or any other third Person (it being understood that this clause (j) shall not apply to the term "Material Adverse Effect" as used in Section 3.01(a) with respect to, any representation or warranty contained in this Agreement to the extent that such representation and warranty expressly addresses consequences resulting from the negotiation, execution, delivery or performance of this Agreement, the announcement of this Agreement, the pendency of the Merger or the consummation of the transactions contemplated hereby);

(k)    any action taken or required to be taken pursuant to or in accordance with the express terms and conditions of this Agreement;

(l)    any action taken or refrained from being taken, in each case to which Parent has expressly approved, consented to or requested in writing following the date of this Agreement;

(m)    any failure, in and of itself, by the Company and its Subsidiaries to meet (A) any public estimates or expectations of the Company's revenue, earnings or other financial performance or results of operations for any period; or (B) any internal budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the underlying cause of any such failure may be taken into consideration when determining whether a Material Adverse Effect has occurred);

(n)    the availability or cost of equity, debt or other financing to Parent or Merger Sub;

(o)    the identity of, or any facts or circumstances relating to, Parent, Merger Sub, or the respective Affiliates of any of the foregoing, the respective financing sources of or investors in any of the foregoing, or the respective plan or intentions of any of the foregoing, with respect to the Company or its business; and

(p)    any breach by Parent or Merger Sub of this Agreement (but solely with respect to any Effects to the extent arising solely out of or as a result of such breach).

except, in each case of clauses (a) through (i), to the extent that such Effect has had a materially disproportionate adverse effect on the Company relative to other companies of a similar size operating in the industries in which the Company and its Subsidiaries conduct business.

"Materiality Exception" means the terms "material" or "materially", any clause or phrase containing "material," "materially," "material respects," "Material Adverse Effect," "except where the failure to … has not and would not, individually or in the aggregate, have a Material Adverse Effect," or "except as has not and would not, individually or in the aggregate, have a Material Adverse Effect," or "has not had and would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect" or any similar terms, clauses or phrases (including any reference to the Company, Parent or Merger Sub within any of the foregoing). For the avoidance of doubt the use of material or materiality in Section 4.16(a) will not be disregarded for any purpose.

"Multiemployer Plan" has the meaning set forth in Section 3(37) of ERISA.

"Open Source Materials" means any Software that is distributed as free or open source Software or under similar licensing or distribution models, including Software licensed under any license that conforms to the Open Software Initiative's definition of "open source," available online at http://www.opensource.org/osd.html.

"Order" means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Body of competent jurisdiction.

"Paying Agent" means Acquiom Financial LLC, or its successor, in its capacity as such pursuant to the Paying Agent Agreement.

"Permitted Liens" means (a) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Company or any of its Subsidiaries and, in each case, for which adequate reserves have been established in accordance with GAAP, (b) mechanics', carriers', workers', repairers' and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent, (c) zoning, entitlement, building and other land use regulations imposed by Governmental Bodies having jurisdiction over the Leased Property which are not violated by the current use and operation of the Leased Property, (d) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Leased Property which do not materially impair the occupancy or use of the Leased Property for the purposes for which it is currently used in connection with the Company's and its Subsidiaries' businesses, (e) public roads and highways; (f) matters which would be disclosed by an inspection or accurate survey of each parcel of real property, (g) Liens arising under worker's compensation, unemployment insurance, social security, retirement and similar legislation, (h) purchase money Liens and Liens securing rental payments under capital lease arrangements, (i) licenses of Intellectual Property entered into in the ordinary course of business, (j) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money, (k) Liens, the existence of which have not had a Material Adverse Effect, and (l) those matters identified on the attached Schedule 10.01(a).

"Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Body or any department, agency or political subdivision thereof.

"Post-Closing Tax Period" means any taxable period or portion of a taxable period that is not a Pre-Closing Tax Period.

"Pre-Closing Tax Period" means any taxable period ending on or before the Closing Date and, for any Straddle Period, the portion of such Straddle Period up to and including the Closing Date.

"Reference Time" means 11:59 p.m. Eastern Time on the Closing Date; provided, that any calculations required to be made under this Agreement as of the Reference Time shall be determined without giving effect to either (i) the consummation of the transactions contemplated by this Agreement, except as otherwise expressly set forth herein or (ii) any actions taken by, or at the written direction of, Parent in connection with the consummation of the transactions contemplated by this Agreement.

"Requisite Stockholder Approval" means the affirmative vote or consent of the requisite number of the issued and outstanding Company Shares as of the date hereof sufficient to approve and adopt the Merger under the DGCL, the Certificate of Incorporation and the Shareholders' Agreement.

"Restricted Shares" means each outstanding award of restricted Common Shares.

"Series A Preferred Shares" means the shares of the Company's Series A Preferred Stock, par value $0.001 per share

"Software" means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (iv) all documentation, including user manuals and other training documentation, related to any of the foregoing.

"Stockholders Agreement" means that certain Amended and Restated Stockholders Agreement, dated as of December 19, 2017, by and among the Company and the Stockholders party thereto.

"Straddle Period" means any taxable period beginning on or prior to and ending after the Closing Date.

"Subsidiary" means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, association or other business entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is or controls the managing director or general partner of such partnership, association or other business entity.

"Tax" or "Taxes" means any federal, state, local or foreign income, gross receipts, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, ad valorem/personal property, stamp, excise, occupation, sales, use, transfer, value added, alternative minimum, estimated or other tax, together with any interest, penalty or addition to tax related thereto.

"Tax Returns" means any return, report, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any Governmental Body or other authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws, regulations or administrative requirements relating to any Tax.

"Transaction Documents" means, collectively, this Agreement, the Certificate of Merger, each Restrictive Covenant Agreement, each Letter of Transmittal and each other agreement, certificate or other instrument entered into or delivered by the Company in connection with the entry into this Agreement or the consummation of the transactions contemplated hereby.

"Transaction Expenses" means, to the extent not paid prior to the Closing, (a) the third party fees and expenses payable by the Company or any of its Subsidiaries arising from or incurred in connection with this Agreement and the transactions contemplated hereby including all brokerage commissions, fees, expenses and disbursements, (b) any unfunded obligations under change in control bonuses, guaranteed severance or similar arrangements of the Company or any of its Subsidiaries payable solely as a result of the consummation of the transactions contemplated hereby (and not, for the avoidance of doubt, any "double trigger" or similar severance) and any outstanding and unpaid amount payable by the Company or any of its Subsidiaries with respect to any retention bonus or similar compensation arrangement (and in each case the employer portion of any payroll, employment or similar Taxes associated with any of the foregoing payments and with respect to any payments made with respect to Options pursuant to Section 1.04 or with respect to any Restricted Shares), (c) fifty percent (50%) of (i) all fees, costs and expenses payable to the Paying Agent pursuant to Section 11.03, (ii) all Filing Fees, and (iii) all Transfer Taxes, and (d) all fees, costs and expenses associated with the D&O Tail Policies. For the avoidance of doubt, Transaction Expenses will exclude any fees or expenses incurred by Parent, Merger Sub or any of their financial advisors, attorneys, accountants, consultants or other representatives.

"Upper Target" means negative thirty-nine million dollars (-$39,000,000).

"Written Consent" means a written consent in the form attached hereto as Exhibit F, duly executed and delivered by Stockholders sufficient to constitute the Requisite Stockholder Approval, pursuant to which such Stockholders will have approved and adopted this Agreement and the transactions contemplated hereby.

10.02    Other Definitional Provisions.

(a)    Successor Laws. Any reference to any particular Code section or any other Law or regulation will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified.

(b)    Currency. All amounts in this Agreement are stated and will be paid in U.S. dollars.

10.03    Cross Reference of Other Definitions. Each capitalized term listed below is defined in the corresponding Section of this Agreement:

Term	Section
401(k) Plan	9.04
Accounting Firm	1.10(b)
Adjustment Escrow Agent	1.13
Adjustment Escrow Amount	1.13
Agreement	Preamble
Audited Financial Statements	4.06(a)
Balance Sheet	4.06(a)
Balance Sheet Date	4.06(a)
Base Consideration	1.02(c)
CERCLA	10.01
Certificate of Merger	1.01(b)
Claiming Party	11.19
Closing	1.11
Closing Residual Cash Consideration	1.02(c)
Closing Residual Cash Consideration Calculation	1.08
Closing Statement	1.10(a)

Closing Transactions	2.01
Company	Preamble
Company Employees	7.03
Company Registered IP	4.15(a)
Company Subsidiaries	Section 1.1(a)
Confidentiality Agreement	6.02
Consideration Schedule	1.09
Contracting Parties	11.21(a)
Contracts	4.16(a)
D&O Costs	7.02(b)
D&O Expenses	7.02(b)
D&O Indemnifiable Claim	7.02(b)
D&O Indemnifying Party	7.02(b)
D&O Indemnitee	7.02(b)
D&O Tail Policies	7.02(c)
Defending Party	11.19
Designated Contacts	6.02
DGCL	Recitals
Disclosure Schedules	Article IV
Disputed Items	1.10(b)
Dissenting Shares	1.12
Effect	10.01
Effective Time	1.01(b)
Electronic Delivery	11.15
Environmental Permits	4.12(b)
Escrow Agent	1.13
Escrow Agreement	1.13
Excess Consideration	1.10(c)
Filing Fees	6.03(a)4.06(a)
Final Residual Cash Consideration	1.02(d)
Financial Statements	4.06(a)
Health Information Laws	4.20(e)
HIPAA	4.20(e)
HIPAA Regulations	4.20(e)
Individually Identifiable Health Information	4.20(e)
Investor Restrictive Covenant Agreement	Recitals
Lease	4.18(b)
Leased Property	4.18(b)
Letter of Transmittal	1.03
Liabilities	4.07
Management Restrictive Covenant Agreement	Recitals
Merger	Recitals
Merger Sub	Preamble
New Plans	7.03
Nonparty Affiliates	11.21(a)
Objections Statement	1.10(b)

Optionholder	1.04
Options	1.02(f)
Parent	Preamble
Parent 401(k) Plan	9.04
Parent's Representatives	6.02
Paying Agent Agreement	2.01(b)
Per Share Portion	1.02(e)
Permits	4.09
Related Party	4.19
Releasee	11.21(b)
Releasor	11.21(b)
Representative	Preamble
Representative Reserve Fund	1.14
Restrictive Covenant Agreement	Recitals
Sample Working Capital Statement	1.08
Securities Act	5.07
Series A Common Merger Consideration	1.02(a)
Series A Preferred Merger Consideration	1.02(a)
Shortfall Consideration	1.10(d)
Stockholder	1.03
Stockholder Group	9.06
Surviving Corporation	1.01(a)
Transfer Taxes	9.01(a)
Unaudited Financial Statements	4.06(a)

ARTICLE XI

MISCELLANEOUS

11.01    Non-Survival of Representations and Warranties. None of the representations, warranties, covenants and agreements of the parties in this Agreement or in any instrument delivered by the parties pursuant to this Agreement will survive the Effective Time; provided that this Section 11.01 will not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

11.02    Press Releases and Communications. No press release or public announcement related to this Agreement or the transactions contemplated herein, or prior to the Closing any other announcement or communication to the employees, customers, suppliers or other business relations of the Company or any of its Subsidiaries, will be issued or made by any party hereto without the joint approval of Parent, the Company and the Representative, unless required by Law or the rules and regulations of any national securities exchange (in the reasonable opinion of counsel), in which case Parent, Company and the Representative will have the right to review and comment upon such press release, announcement or communication prior to issuance, distribution or publication. For the avoidance of doubt, the parties hereto acknowledge and agree that the Representative and its Affiliates (except for the Company and its Subsidiaries) may provide (a) general information about the subject matter of this Agreement and the Company and its Subsidiaries (including its and their performance) in connection with the Representative's or its Affiliates' fund raising, marketing, informational or reporting activities, and (b) information about this Agreement, including the economic terms hereof, and the Company and its Subsidiaries in connection with ordinary course communications with the Representative's or its Affiliates' partners (including limited partners). Notwithstanding anything contained herein to the contrary, in no event will Parent or, after the Closing, the Company have any right to use the Representative's or its Affiliates' names or marks, or any abbreviation, variation or derivative thereof, in any press release, public announcement or other public document or communication without the written consent of the Representative.

11.03    Expenses. Except as otherwise expressly provided herein, the Company, on the one hand, and Parent and Merger Sub, on the other hand, will pay all of their own expenses (including attorneys' and accountants' fees and expenses) in connection with the negotiation of this Agreement, the performance of their obligations hereunder and the consummation of the transactions contemplated by this Agreement.

11.04    Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (a) when personally delivered, (b) when transmitted by electronic mail to the email address set out below, if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid) (unless the recipient acknowledges receipt via email), (c) the Business Day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid. Notices, demands and communications, in each case to the respective parties, will be sent to the applicable address set forth below, unless another address has been previously specified in writing:

Notices to Parent and/or Merger Sub (and, after the Closing, the Surviving Corporation):

Roper Technologies, Inc.
6901 Professional Pkwy. East, Suite 200
Sarasota, Florida 34240
Telephone:    (941) 556-2620
Facsimile:    (941) 556-2670
Email:        jstipancich@ropertech.com
Attention:    John Stipancich

with a copy (which will not constitute notice) to:

Davis Polk & Wardwell LLP
450 Lexington Ave
New York, New York 10017
Telephone:    (212) 450-4010
Email:        john.amorosi@davispolk.com
Attention:    John Amorosi

Notices to the Representative (and, prior to the Closing, the Company):

c/o Thoma Bravo, LLC
600 Montgomery Street, 20th Floor
San Francisco, California 94111
Attention:    Holden Spaht
Brian Jaffee
Telephone:    (415) 263-3660
Email:        hspaht@thomabravo.com
bjaffee@thomabravo.com

with a copy (which will not constitute notice) to:

Kirkland & Ellis LLP
300 North LaSalle
Chicago, Illinois 60654
Attention:    Theodore A. Peto, P.C.
Peter Stach
Telephone:    (312) 862-2000
Email:        theodore.peto@kirkland.com
peter.stach@kirkland.com

11.05    Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of (a) prior to the Closing, the Company, the Representative and Parent and (b) from and after the Closing, the Surviving Corporation, the Representative and Parent, except that Parent will have the right to assign all or any portion of its rights and obligations pursuant to this Agreement from and after the Effective Time (i) in connection with a merger or consolidation involving Parent or other disposition of all or substantially all of the assets of Parent or the Surviving Corporation or (ii) to one or more of Parent's Affiliates at any time; provided, that (x) any such transferee or assignee shall agree to be bound by the terms, conditions and obligations set forth in this Agreement, and (y) no such transfer or assignment shall relieve Parent of any of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto to Parent. Any purported assignment of this Agreement without the consent required by this Section 11.05 is null and void.

11.06    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, and the parties will amend or otherwise modify this Agreement to replace any prohibited or invalid provision with an effective and valid provision that gives effect to the intent of the parties to the maximum extent permitted by applicable Law.

11.07    References. The table of contents and the section and other headings and subheadings contained in this Agreement and the exhibits hereto are solely for the purpose of reference, are not part of the agreement of the parties hereto, and will not in any way affect the meaning or interpretation of this Agreement or any exhibit hereto. All references to days or months will be deemed references to calendar days or months. Unless the context otherwise requires, any reference to a "Section," "Exhibit," "Disclosure Schedule" or "Schedule" will be deemed to refer to a section of this Agreement, exhibit to this Agreement or a Schedule to this Agreement, as applicable. The words "hereof," "herein" and "hereunder" and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. English will be the governing language of this Agreement.

11.08    Construction. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any Person. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or the Disclosure Schedules or Exhibits attached hereto is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including, without limitation, whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business, and no party will use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement or the Disclosure Schedules or Exhibits in any dispute or controversy between the parties as to whether any obligation, item or matter not described or included in this Agreement or in any Disclosure Schedule or Exhibit is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the ordinary course of business for purposes of this Agreement. The information contained in this Agreement and in the Disclosure Schedules and Exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including, without limitation, any violation of Law or breach of contract). The Disclosure Schedules and the information and disclosures contained therein are intended only to qualify and limit the representations, warranties or covenants of the Company contained in this Agreement and will not be deemed to expand in any way the scope or effect of any of such representations, warranties or covenants. In disclosing the information in the Disclosure Schedules, the Company does not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein. Disclosure of an item on one Disclosure Schedule will be deemed disclosure on any other Disclosure Schedule(s) to the extent its relevance to such other Disclosure Schedule(s) is reasonably apparent on the face of such disclosure or cross-referenced on such Disclosure Schedule. Capitalized terms used in the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement.

11.09    Amendment and Waiver. Any provision of this Agreement or the Disclosure Schedules or Exhibits hereto may be amended or waived only in a writing signed by Parent, the Company (or after the Closing, the Surviving Corporation) and the Representative. No waiver of any provision hereunder or any breach or default thereof will extend to or affect in any way any other provision or prior or subsequent breach or default.

11.10    Complete Agreement. This Agreement, the Disclosure Schedules and the documents referred to herein (including the Confidentiality Agreement) contain the complete agreement between the parties hereto and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way. The parties agree that prior drafts of this Agreement will be deemed not to provide any evidence as to the meaning of any provision hereof or the intent of the parties hereto with respect hereto. The parties hereto have voluntarily agreed to define their rights, Liabilities and obligations respecting the sale and purchase of the Company exclusively in contract pursuant to the express terms and provisions of this Agreement; and the parties hereto expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement. The parties hereto agree and acknowledge that to the extent any terms and provisions of this Agreement are in any way inconsistent with or in conflict with any term, condition or provision of any other agreement, document or instrument contemplated hereby, this Agreement will govern and control.

11.11    Third Party Beneficiaries. Certain provisions of this Agreement are intended for the benefit of, and will be enforceable by, the Stockholders, Optionholders and the D&O Indemnitees. Except as otherwise expressly provided herein, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement and the Stockholders, Optionholders and the D&O Indemnitees, as the case may be, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. Notwithstanding anything herein to the contrary, nothing shall limit the rights of the Stockholders and Optionholders to receive the Merger Consideration set forth in Article I from and after the Effective Time, subject to the obligation of each Stockholder to execute and deliver a Letter of Transmittal and otherwise comply with Section 1.03.

11.12    CONSENT TO JURISDICTION AND SERVICE OF PROCESS. THE PARTIES TO THIS AGREEMENT SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE STATE COURTS LOCATED IN WILMINGTON, DELAWARE OR THE COURTS OF THE UNITED STATES LOCATED IN WILMINGTON, DELAWARE IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND ANY RELATED AGREEMENT, CERTIFICATE OR OTHER DOCUMENT DELIVERED IN CONNECTION HEREWITH AND BY THIS AGREEMENT WAIVE, AND AGREE NOT TO ASSERT, ANY DEFENSE IN ANY ACTION FOR THE INTERPRETATION OR ENFORCEMENT OF THIS AGREEMENT AND ANY RELATED AGREEMENT, CERTIFICATE OR OTHER DOCUMENT DELIVERED IN CONNECTION HEREWITH, THAT THEY ARE NOT SUBJECT THERETO OR THAT SUCH ACTION MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SUCH COURTS OR THAT THIS AGREEMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS OR THAT THEIR PROPERTY IS EXEMPT OR IMMUNE FROM EXECUTION, THAT THE ACTION IS BROUGHT IN AN INCONVENIENT FORUM, OR THAT THE VENUE OF THE ACTION IS IMPROPER. SERVICE OF PROCESS WITH RESPECT THERETO MAY BE MADE UPON ANY PARTY TO THIS AGREEMENT BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS AS PROVIDED IN SECTION 11.04.

11.13    WAIVER OF TRIAL BY JURY. EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER,
(B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.13.

11.14    Parent Deliveries. Parent agrees and acknowledges that all documents or other items delivered or made available to Parent's Representatives will be deemed to be delivered or made available, as the case may be, to Parent for all purposes hereunder.

11.15    Electronic Delivery. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent delivered by means of a facsimile machine or electronic mail (any such delivery, an "Electronic Delivery"), will be treated in all manner and respects as an original agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto will re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument will raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense related to lack of authenticity.

11.16    Counterparts. This Agreement may be executed in multiple counterparts (including by means of telecopied signature pages or electronic transmission in portable document format (pdf)), any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.

11.17    Governing Law. This Agreement, and all disputes, claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or the applicability or inapplicability of any statute of limitations) will be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to agreements executed and performed entirely within such State.

11.18    Remedies. The parties agree that irreparable damage would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached or threatened to be breached and that an award of money damages would be inadequate in such event. Accordingly, it is acknowledged that the parties and the third party beneficiaries of this Agreement will be entitled to equitable relief, without proof of actual damages, including an injunction or injunctions or Orders for specific performance to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (including any Order sought by any party hereto to cause any other party hereto to perform its agreements and covenants contained in this Agreement), including such party's obligation to consummate the Closing in accordance with Section 1.11, in addition to any other remedy to which they are entitled at Law or in equity as a remedy for any such breach or threatened breach. Each party further agrees that no other party or any other Person will be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 11.18 and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. Each party further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of this Agreement.

11.19    Payments Under Agreement. Each party hereto agrees that all amounts required to be paid hereunder will be paid in United States currency and, except as otherwise expressly set forth in this Agreement, without discount, rebate or reduction and subject to no counterclaim or offset, on the dates specified herein (with time being of the essence). In the event any Legal Proceeding is commenced or threatened by any Person (the "Claiming Party") to enforce its rights under this Agreement against any other Person (the "Defending Party"), if the Defending Party is the prevailing party in such Legal Proceeding, all fees, costs and expenses, including reasonable attorneys' fees and court costs, incurred by the Defending Party in such Legal Proceeding will be reimbursed by the Claiming Party; provided that if the Defending Party prevails in part, and loses in part, in such Legal Proceeding, the court, arbitrator or other adjudicator presiding over such Legal Proceeding will award a reimbursement of the fees, costs and expenses incurred by the Defending Party on an equitable basis. For purposes hereof, and without limitation, the Defending Party will be deemed to have prevailed in any Legal Proceeding described in the immediately preceding sentence if the Claiming Party commences or threatens any such Legal Proceeding and (a) such underlying claim(s) are subsequently dropped, voluntarily dismissed or voluntarily reduced and/or (b) the Defending Party defeats any such claim(s).

11.20    Appointment of the Representative.

(a)    In order to administer efficiently the determination of, amongst other items, the Closing Residual Cash Consideration and Final Residual Cash Consideration in accordance with the terms hereof and the defense and/or settlement of any claim or Liability in connection with this Agreement or the transactions contemplated hereby, the Stockholders and Optionholders, by their adoption and approval of this Agreement, through the acceptance of any Merger Consideration payable hereunder as well as, in certain cases, through separate instruments (including the Requisite Stockholder Approval and the Letters of Transmittal), irrevocably appoint the Representative as their agent, attorney in fact and representative (with full power of substitution in the premises), and, by its execution hereof, the Representative hereby accepts such appointment.

(b)    The Representative is hereby authorized (i) to take all action necessary in connection with the acceptance, rejection and determination of the Closing Residual Cash Consideration and the Final Residual Cash Consideration and/or the defense and/or settlement of any claim or Liability in connection with this Agreement or the transactions contemplated hereby, (ii) to give and receive all notices required to be given under this Agreement and the other agreements contemplated hereby to which all of the Stockholders and Optionholders are subject and (iii) to do or refrain from doing all such further acts and things, and to execute all such documents as the Representative will deem necessary or appropriate in connection with the transactions contemplated by this Agreement, including, without limitation, the power:

(A)    to execute and deliver all consents, waivers, ancillary agreements, stock powers, certificates and documents that the Representative deems necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement;

(B)    to execute and deliver all amendments and waivers to this Agreement that the Representative deems necessary or appropriate, whether prior to, at or after the Closing;

(C)    to receive funds, make payments of funds (including from the Representative Reserve Fund), and give receipts for funds;

(D)    to receive funds for the payment of expenses of the Stockholders and Optionholders (including the Representative Reserve Fund), to deposit such funds in such accounts as the Representative deems appropriate and apply such funds in payment for such expenses;

(E)    to do or refrain from doing any further act or deed on behalf of the Stockholders and Optionholders that the Representative deems necessary or appropriate in its sole discretion relating to the subject matter of this Agreement as fully and completely as the Stockholders and Optionholders could do if personally present; and

(F)    to receive service of process in connection with any claims under this Agreement.

(c)    In the event that the Representative becomes unable to perform its responsibilities hereunder or resigns from such position, the Stockholders and Optionholders (or, if applicable, their respective heirs, legal representatives, successors and assigns) who held a majority of the voting power represented by the Company Shares issued and outstanding immediately prior to the Effective Time, will select another representative to fill such vacancy and such substituted representative will be deemed to be the Representative for all purposes of this Agreement.

(d)    All decisions and actions by the Representative, including the defense or settlement of any claim or Liability in connection with this Agreement or the transactions contemplated hereby, will be binding upon all of the Stockholders and Optionholders, and no Stockholder or Optionholder will have the right to object, dissent, protest or otherwise contest the same.

(e)    Parent, the Paying Agent and the Escrow Agent will be able to rely conclusively on the instructions and decisions of the Representative and treat the Representative as the duty appointed representative of the Stockholders and Optionholders and any decision, act, consent or instruction of the Representative as being the decision, act, consent or instruction of each Stockholder or Optionholder, as applicable, including as to the settlement or compromise of any claim or Liability in connection with this Agreement or the transactions contemplated hereby and any other actions required to be taken by the Representative hereunder. Parent and the Company may, and the Escrow Agent and the Paying Agent shall, disregard any notice or instruction received directly from any Stockholder or Optionholder, other than the Representative. Parent, Merger Sub, the Paying Agent and the Escrow Agent are hereby relieved from any Liability to any Person for any acts done by them in accordance with any such decision, act, consent or instruction of the Representative, and no party hereunder or Stockholder or Optionholder will have any cause of action against Parent, Merger Sub, the Paying Agent or the Escrow Agent for any action taken by such Person in reliance upon the instructions or decisions of the Representative.

(f)    All actions, decisions and instructions of the Representative will be conclusive and binding upon all of the Stockholders and Optionholders, and no Stockholder or Optionholder will have any cause of action against the Representative for any action taken or not taken, decision made or instruction given by the Representative under this Agreement, except for fraud or willful misconduct by the Representative;

(g)    The provisions of this Section 11.20 are independent and severable, are irrevocable and coupled with an interest and will be enforceable notwithstanding any rights or remedies that any Stockholder or Optionholder may have in connection with the transactions contemplated by this Agreement; and

(h)    The provisions of this Section 11.20 will be binding upon the heirs, legal representatives, successors and assigns of each Stockholder and Optionholder, and any references in this Agreement to a Stockholder or an Optionholder or the Stockholders or Optionholders will mean and include the successors to the rights of the Stockholders and Optionholders hereunder, whether pursuant to testamentary disposition, the Laws of descent and distribution or otherwise.

11.21    Non-Recourse; Release.

(a)    All claims, obligations, Liabilities or causes of action (whether in contract or in tort, in Law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement) and the transactions contemplated hereby, may be made, subject to Section 11.01, only against (and such representations and warranties are those solely of) the Persons that are expressly identified as parties in the preamble to this Agreement (the "Contracting Parties"). No Person who is not a Contracting Party, including any past, present or future director, officer, employee, incorporator, member, partner, manager, equityholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any Contracting Party, or any past, present or future director, officer, employee, incorporator, member, partner, manager, equityholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any of the foregoing (collectively, the "Nonparty Affiliates"), will have any Liability (whether in contract or in tort, in Law or in equity, or granted by statute) for any claims, causes of action, obligations, or Liabilities arising under, out of, in connection with, or related in any manner to this Agreement or the transactions contemplated hereby or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance or breach of this Agreement and the transactions contemplated hereby, and, to the maximum extent permitted by Law, each Contracting Party hereby waives and releases all such Liabilities, claims, causes of action and obligations against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by Law, except to the extent otherwise set forth in the Confidentiality Agreement or any Transaction Document, each Contracting Party disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.

(b)    Without limiting the foregoing and subject to the last sentence hereof, effective as of the Closing, except for any rights or obligations under this Agreement (in particular claims with respect to any Shortfall Consideration) or the Transaction Documents, each of Parent and the Surviving Corporation (each a "Releasor"), on behalf of itself and its respective officers, directors, equityholders, Subsidiaries and Affiliates, and each of their respective successors and assigns, hereby releases, acquits and forever discharges, to the fullest extent permitted by Law, each of the Stockholders, Optionholders, the Representative, and each of their respective past, present and future officers, managers, directors, equityholders, partners, members, Affiliates, employees, counsel and agents (each, a "Releasee") of, from and against any and all actions, causes of action, claims, demands, damages, judgments, debts, dues and suits of every kind, nature and description whatsoever, which such Releasor or its successors or assigns ever had, now has or may have on or by reason of any matter, cause or thing whatsoever arising prior to or from and after the Closing Date out of (i) this Agreement, (ii) the consummation of the transactions contemplated hereby, (iii) any Releasee's relationship with the Company or any of its Subsidiaries prior to the Closing or (iv) the operation of the Company and its Subsidiaries or any of their respective businesses prior to the Closing; provided, that nothing in this Section 11.21(b) will release any Person for (x) fraud or (y) with respect to the employees of the Company or any of its Subsidiaries, limit any claims against any such employee of the Company or any of its Subsidiaries for willful misconduct, embezzlement or other damages caused in the performance of his or her duties in his or her capacity as such. Each Releasor agrees not to, and agrees to cause its respective officers, directors, equityholders, Subsidiaries and Affiliates, and each of their respective successors and assigns, not to, assert any claim against the Releasees.

* * * *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger on the day and year first above written.

The Company:
iPIPELINE HOLDINGS, INC.

By:
Name:	Tim Wallace
Title:	Chief Executive Officer

Parent:
ROPER TECHNOLOGIES, INC.

By:
Name:
Title:

Merger Sub:
PROJECT PURPOSE MERGER SUB INC.

By:
Name:
Title:

Representative:
THOMA BRAVO, LLC, solely in its capacity as the Representative hereunder

By:
Name:	Holden Spaht
Title:	Authorized Signatory